Filed Pursuant to Rule 424(b)(4)

Registration No. 333-292569

PROSPECTUS

9,483,500 Shares of Common Stock

and

Warrants to Purchase up to 14,225,250 Shares of Common Stock,

Representative’s Warrants to Purchase up to 474,175 Shares of Common Stock,

and

Up to 14,699,425 Shares of Common Stock Issuable Upon Exercise of the Warrants and Representative’s Warrants

Signing Day Sports, Inc.

This is an underwritten public offering of Signing Day Sports, Inc., a Delaware corporation (“we,” “us,” “our,” the “Company,” or “Signing Day Sports”), of 9,483,500 shares of common stock, par value $0.0001 per share (“common stock” or “Signing Day Sports common stock”), and warrants (“warrants”) initially exercisable to purchase up to 14,225,250 shares of common stock or 14,225,250 shares upon exercise of a zero cash exercise option. Each warrant will be exercisable at an initial exercise price of $0.7086 per share (120% of the combined public offering price per share and warrant). The warrants will be exercisable upon issuance and will terminate on the earlier of full exercise, five years from the initial exercise date and the date of the Business Combination Closing (as defined in “Prospectus Summary – Business Combination”). See “Description of Securities – Warrants”. We are offering each share and warrant at a combined public offering price of $0.5905 per share and accompanying warrant.

The warrants will be automatically exercised on a “zero cash exercise” basis at 9:00 a.m. (New York City time) on January 20, 2026 for the lesser of the total amount of shares of common stock that the warrants may be exercised for at the time of such exercise and the Beneficial Ownership Limitation (as defined in the warrants). At any time thereafter until 4:30 p.m. (New York City time) on January 23, 2026, the warrants may be exercised for the unexercised portion of the warrants on a zero cash exercise basis, subject to the Beneficial Ownership Limitation. At the time of each such zero cash exercise, subject to the Beneficial Ownership Limitation, each warrant shall be exercised, without payment of any additional cash or other consideration to the Company, for a number of shares of common stock determined by multiplying the total number of warrant shares with respect to which the warrant is then being exercised by the Black Scholes Value (as defined in the warrants) divided by the lower of the two closing bid prices of the common stock in the two trading days prior to the time of such exercise, but in any event not less than the floor price as set forth in the warrants (the “Floor Price”). Accordingly, we believe it is highly unlikely that a holder of the warrants would pay an exercise price in cash to receive shares of common stock. As a result, we will likely not receive any additional funds and do not expect to receive any additional funds upon the exercise of the warrants. This prospectus also relates to the shares of common stock that are issuable from time to time upon exercise of each of the warrants. See “Description of Securities – Warrants”.

The common stock and the accompanying warrants can only be purchased together in this offering but will be issued separately and will be immediately separable upon issuance. Pursuant to the registration statement related to this prospectus, we are also registering the shares of common stock issuable upon exercise of the warrants offered hereby.

We collectively refer to the shares of common stock and warrants offered hereby, including the shares of common stock underlying the warrants as the “securities”.

Our shares of common stock are listed on the NYSE American LLC (the “NYSE American”) under the symbol “SGN”. On January 12, 2026, the last reported sale price of our common stock on the NYSE American was $0.591 per share. There is no established trading market for the warrants, and we do not expect a market to develop. We do not intend to apply for a listing of the warrants on any securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of such securities will be limited.

	Per Share and Accompanying Warrant	Total(4)
Public offering price(1)	$0.5905	$5,600,006.75
Underwriting discounts and commissions(1)(2)	$0.0413	$392,000.47
Proceeds to us (before expenses)(3)	$0.5492	$5,208,006.28

(1)	The public offering price and underwriting discount corresponds to the combined public offering price per share of common stock and accompanying warrant of $0.5905 ($0.5492 net of the underwriting discount).

(2)	We have agreed to pay the underwriters a discount equal to 7% of the gross proceeds of the offering. In addition, we have agreed to sell to Maxim Group LLC (the “Representative” or “Maxim Group”), or its permitted assigns, on the applicable closing date of this offering, warrants in an amount equal to 5% of the aggregate number of shares of common stock sold by us in this offering (the “Representative’s Warrants”), including any shares sold pursuant to exercise of the underwriters’ over-allotment option. See “Underwriting” for additional information regarding underwriting compensation and “Description of Securities – Representative’s Warrant” for additional information regarding the Representative’s Warrants.

(3)	Excludes fees and expenses payable to the Representative. See “Underwriting”.

(4)	Assumes that the underwriters do not exercise any portion of their over-allotment option.

This offering is being conducted on a firm commitment basis. The underwriters are obligated to take and pay for all of the securities being offered if any such securities are taken. We have granted a 45-day option to the underwriters to purchase up to 1,422,525 shares of common stock at the public offering price of $0.5805 per share and/or warrants initially exercisable for 2,133,787 shares of common stock at a purchase price of $0.01 per warrant, less estimated underwriting discounts and commissions. The option may be used to purchase such shares of common stock and/or warrants, or any combination thereof, as determined by the underwriters. If the underwriters exercise their option in full, the total underwriting discounts and commissions payable will be $450,801.54 based on the combined public offering price of $0.5905 per share and accompanying warrant, and the total gross proceeds to us, before underwriting discounts and commissions and expenses, will be $6,440,008. If we complete this offering, net proceeds will be delivered to us on the applicable closing date.

We expect our total cash expenses for this offering (including cash expenses payable to the underwriters for out-of-pocket expenses) to be approximately $262,133, exclusive of the above discounts. In addition, we will pay additional items of value in connection with this offering that are viewed by the Financial Industry Regulatory Authority, Inc. (“FINRA”), as underwriting compensation. These payments will further reduce proceeds available to us before expenses. See “Underwriting”.

The underwriters expect to deliver the shares of common stock against payment as set forth under “Underwriting”, on or about January 14, 2026.

Unless otherwise noted, the share and per share information in this prospectus have been adjusted to give effect to the one-for-five (1-for-5) reverse stock split of the outstanding common stock which became effective on April 14, 2023 (the “April 2023 Reverse Stock Split”) and the one-for-forty-eight (1-for-48) reverse stock split of the outstanding common stock which became effective on November 16, 2024 (the “November 2024 Reverse Stock Split”).

We are an “emerging growth company”, as defined in the Jumpstart Our Business Startups Act of 2012, under applicable U.S. federal securities laws, and are eligible for reduced public company reporting requirements. See “Risk Factors – Risks Related to Signing Day Sports – Risks Related to Signing Day Sports Common Stock and Securities Convertible into Signing Day Sports Common Stock – We are subject to ongoing public reporting requirements that are less rigorous than Exchange Act rules for companies that are not emerging growth companies and our stockholders could receive less information than they might expect to receive from more mature public companies.” in the preliminary proxy statement of Signing Day Sports contained in the Registration Statement on Form S-4/A that was filed by BlockchAIn Digital Infrastructure, Inc., a Delaware corporation (“BlockchAIn” or the “Combined Company), with the Securities and Exchange Commission (the “SEC”) on December 23, 2025 (the “Preliminary Proxy Statement”), which is incorporated by reference into this prospectus.

Investing in our securities is highly speculative and involves a high degree of risk.  See “Risk Factors” beginning on page 8 of this prospectus, in any applicable prospectus supplement and as described in certain of the documents we may incorporate by reference herein, for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state or provincial securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

Sole Book-Running Manager

Maxim Group LLC

The date of this prospectus is January 13, 2026.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the SEC to register the securities described in this prospectus for sale in the manner described in this prospectus.

We may file one or more prospectus supplements, or, if appropriate, post-effective amendments, to accompany this prospectus to add, update or change information contained in this prospectus. If the information varies between this prospectus and the accompanying prospectus supplement or post-effective amendment, if any, you should rely on the information in the accompanying prospectus supplement or post-effective amendment. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to the offering. You should read both this prospectus and the accompanying prospectus supplement or post-effective amendment, if any, and any free writing prospectus together with the additional information described under “Where You Can Find More Information; Documents Incorporated by Reference”. You should also carefully consider, among other things, the matters discussed in the section entitled “Risk Factors” herein, and the accompanying prospectus supplement or post-effective amendment, if any, and any related free writing prospectus, and under similar headings in any other documents that are incorporated by reference into this prospectus, and the accompanying prospectus supplement or post-effective amendment, if any, and any related free writing prospectus.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus forms a part, and you may obtain copies of those documents as described below under the heading “Where You Can Find More Information; Documents Incorporated by Reference”.

You should rely only on the information contained or incorporated by reference in this prospectus or in any prospectus supplement or post-effective amendment or free-writing prospectus we may authorize to be delivered or made available to you. Neither we nor the underwriters have authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus and any free writing prospectus we have prepared. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Offers to sell, and solicitations of offers to buy, shares of our securities are being made only in jurisdictions where offers and sales are permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since the date of this prospectus.

This prospectus contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. See “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” appearing in this prospectus and in the documents we file with the SEC that are incorporated by reference into this prospectus.

For investors outside of the United States: Neither we nor the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of our securities and the distribution of this prospectus outside the United States. See “Underwriting – Selling Restrictions”.

In this prospectus, unless the context indicates otherwise, “we,” “us,” “our,” “Signing Day Sports,” the “Company,” “our company” and similar references refer to the operations of Signing Day Sports, Inc., a Delaware corporation.

Trademarks, Trade Names and Service Marks

We use various trademarks, trade names and service marks in our business. For convenience, we may not include the “℠”, “®” or “™” status symbols for these marks, but such omission is not meant to indicate that we would not protect our intellectual property rights to the fullest extent allowed by law. Any other trademarks, trade names or service marks referred to in this prospectus are the property of their respective owners.

Industry and Market Data

We are responsible for the information contained in or incorporated by reference into this prospectus. This prospectus includes or incorporates by reference industry and market data that we obtained from periodic industry publications, third-party studies and surveys, filings of public companies in our industry or internal company surveys. These sources generally state that the information they provide has been obtained from sources believed to be reliable, but that the accuracy and completeness of the information are not guaranteed. The forecasts and projections are based on historical market data, and there is no assurance that any of the forecasts or projected amounts will be achieved. Industry and market data could be wrong because of the method by which sources obtained their data and because information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties. The market and industry data used in or incorporated by reference into this prospectus involve risks and uncertainties that are subject to change based on various factors, including those discussed in or incorporated by reference into the section titled “Risk Factors”, any applicable prospectus supplement, and the documents incorporated by reference herein. These and other factors could cause results to differ materially from those expressed in, or implied by, the estimates made by independent parties and by us. Furthermore, we cannot assure you that a third party using different methods to assemble, analyze or compute industry and market data would obtain the same results.

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PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in or incorporated by reference into this prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in our common stock. This summary is qualified in its entirety by the more detailed information included in or incorporated by reference into this prospectus and any applicable prospectus supplement and the other documents incorporated by reference into this prospectus. You should carefully read the entire prospectus and the other documents incorporated by reference into this prospectus, including the risks associated with an investment in our company discussed in the “Risk Factors” section of this prospectus, any applicable prospectus supplement, and documents referred to in “Where You Can Find More Information; Documents Incorporated by Reference”, before making an investment decision. Some of the statements in this prospectus and the other documents incorporated by reference into this prospectus are forward-looking statements. See the section titled “Cautionary Note Regarding Forward-Looking Statements”.

Unless otherwise noted, the share and per share information in this prospectus reflects the April 2023 Reverse Stock Split and the November 2024 Reverse Stock Split as if each had occurred at the beginning of the earliest period presented.

Overview

We are a technology company developing and operating a platform to give significantly more student-athletes the opportunity to go to college and continue playing sports. Our platform, Signing Day Sports, is a digital ecosystem to help student-athletes get discovered and recruited by coaches and recruiters across the country. We fully support football, baseball, softball, and men’s and women’s soccer. Each sport is led by former professional athletes and coaches who know what it takes to get to the big leagues.

Signing Day Sports launched in 2019. During the first nine months of 2025, 4,755 aspiring high school athletes and groups throughout the United States subscribed to the Signing Day Sports platform. Colleges in the National Collegiate Athletic Association (NCAA) Division I, Division II, and Division III, and the National Association of Intercollegiate Athletics (NAIA), have utilized our platform for recruitment purposes.

We founded Signing Day Sports to reinvent the high school and college sports recruiting process for the digital era. When we started the Company, recruiting was still being done largely as it had been done since before the mass availability of Internet-connected devices and was still limited by that model. We believe that we identified the flaws in the recruiting process and the unique opportunity it presented for us to become a solution provider in the industry. We developed and operated our platform with the objective of optimizing and enhancing the sports recruitment process across all sizes of colleges and athletic departments.

Our ability to leverage modern technologies to bring coaches and student-athletes together in a mutually beneficial ecosystem has shown significant benefits for both sides of the student-athlete recruitment process. Parents and student-athletes can use the platform to understand and provide what recruiters want to see, seek and gain offers of better athletic scholarships or other financial aid packages, and maximize the potential of a student-athlete’s career. Recruiters can use our comprehensive recruitment application to obtain video verification of key attribute data and narrow down their search with a highly optimized search engine and student-athlete screening process.

In short, we offer a comprehensive solution that services the needs of all participants in the sports recruitment process. Our goal is to change the way sports recruitment is done for the betterment of everyone.

Business Combination

On May 27, 2025, the Company entered into a Business Combination Agreement with BlockchAIn, One Blockchain LLC, a Delaware limited liability company (“One Blockchain”), BCDI Merger Sub I Inc., a Delaware corporation and a wholly owned subsidiary of BlockchAIn (“Merger Sub I”), and BCDI Merger Sub II LLC, a Delaware limited liability company and a wholly owned subsidiary of BlockchAIn (“Merger Sub II”), as amended by that certain Amendment No. 1 to the Business Combination Agreement, dated as of November 10, 2025, between the Company and One Blockchain, as amended by that certain Amendment No. 2 to the Business Combination Agreement, dated as of December 21, 2025, among Signing Day Sports, BlockchAIn, One Blockchain, Merger Sub I, and Merger Sub II (as amended and as may be amended from time to time, the “Business Combination Agreement”).

The Business Combination Agreement provides that, upon the terms and subject to the conditions set forth therein, the parties will effect a business combination transaction in which: (a) Merger Sub I will merge with and into Signing Day Sports (the “First Merger”), with Signing Day Sports surviving the First Merger as a direct wholly owned subsidiary of BlockchAIn; and (b) Merger Sub II will merge with and into One Blockchain (the “Second Merger” and, together with the First Merger, the “Business Combination,” and, together with the other transactions contemplated by the Business Combination Agreement, the “Transactions”), with One Blockchain surviving the Second Merger as a direct wholly owned subsidiary of BlockchAIn. At the effective time of the First Merger, each outstanding share of Signing Day Sports common stock will be automatically canceled and converted into the right to receive a common share, $0.0001 par value per share, of BlockchAIn (collectively, “BlockchAIn common shares”). Each outstanding Signing Day Sports option and warrant will be assumed by BlockchAIn and converted into options and warrants, respectively, to acquire BlockchAIn common shares, with the same terms and conditions, including exercise price, and each assumed option will immediately become fully vested. At the effective time of the Second Merger, the outstanding membership interests of One Blockchain (collectively, “One Blockchain membership interests”) will be canceled and converted into the right to receive a number of BlockchAIn common shares equal to the quotient of the total number of shares of Signing Day Sports common stock outstanding immediately prior to the First Merger on a fully diluted and as-converted basis, not including certain out-of-the-money derivative securities, divided by 0.085, less the total number of BlockchAIn common shares that the shares of Signing Day Sports common stock will be converted into the right to receive at the effective time of the First Merger, subject to certain adjustments.

The Business Combination Agreement provides for the issuance of additional BlockchAIn common shares (the “Earnout Shares”) to Tiger Cloud LLC, a Delaware limited liability company (“Tiger Cloud”), and VCV Digital Solutions LLC, a Delaware limited liability company (“VCV Digital” and together with Tiger Cloud, the “One Blockchain Securityholders”), if the net income plus interest, taxes, depreciation and amortization of BlockchAIn for the fiscal year ending December 31, 2026 (“2026 EBITDA”) equals or exceeds $25 million. The Earnout Shares will equal 11.628% of the total number of BlockchAIn common shares issued to the One Blockchain Securityholders at the closing of the Business Combination (the “Business Combination Closing”), subject to adjustment. If the conditions for the issuance of the Earnout Shares are met, the Earnout Shares will be issued within ten calendar days following the date on which BlockchAIn files its annual report for its 2026 fiscal year with the SEC.

In addition, the Business Combination Agreement provides that BlockchAIn will issue to Maxim Partners LLC (“Maxim Partners”) (or its designees) a number of BlockchAIn common shares equal to 3.5% of the total transaction enterprise value at the Business Combination Closing, and, if applicable, 3.5% of the Earnout Shares, in accordance with the M&A Advisory Agreement between One Blockchain c/o VCV Digital and Maxim Group, dated January 29, 2025 (the “Advisory Agreement”). The number of BlockchAIn common shares issued to Maxim Partners (or its designees) will reduce only the equity ownership otherwise allocable to the holders of One Blockchain membership interests.

The Business Combination Agreement provides that BlockchAIn may adjust the number of BlockchAIn common shares into which the shares of Signing Day Sports common stock and the One Blockchain membership interests may be converted so long as the aggregate number of BlockchAIn common shares that the stockholders of Signing Day Sports are entitled to receive pursuant to the terms of the Business Combination Agreement will be at least 8.5% of the BlockchAIn common shares that are outstanding on a fully diluted basis immediately after the Business Combination Closing (excluding any out-of-the-money options and warrants) and (ii) such adjustment does not have a negative impact on the qualification of the BlockchAIn common shares to become listed on the NYSE American. Any shares of common stock that Signing Day Sports issues prior to the Business Combination Closing, including pursuant to this offering, will not change any of the above percentages.

The Business Combination Agreement provides that the Company will use the proceeds from certain Permitted Capital Raises (as defined in the Business Combination Agreement) for (i) direct expenses associated with the Permitted Capital Raises, (ii) up to an aggregate amount of $1,500,000 for (a) certain liabilities under existing obligations of the Company and (b) certain liabilities of the Company that may become due under each of the Executive Consulting Agreements provided for under the Original Business Combination Agreement (the “Pending Deductions”), and (iii) the costs and expenses of One Blockchain incurred in connection with the transactions contemplated by the Business Combination Agreement (the “Transactions”) up to an aggregate amount of $1,500,000 (collectively, the “Permitted Capital Raises Deductions”). Any residual cash amount remaining at the Business Combination Closing (the “Residual Amount”) shall be allocated as follows: 70% of the Residual Amount and 100% of the Pending Deductions shall be retained by the Company for payment of liabilities under the Executive Consulting Agreements and the Company’s working capital purposes, and 30% of the Residual Amount shall be distributed to BlockchAIn for working capital purposes. Any liabilities of the Company remaining at the Business Combination Closing will be the sole responsibility of the Company.

The Preliminary Proxy Statement describes certain additional terms and conditions of the Business Combination Agreement, and includes certain related risk factors, audited and unaudited interim financial statements of One Blockchain, Management’s Discussion and Analysis of Financial Condition and Results of Operations of One Blockchain, and unaudited pro forma combined condensed financial statements of Signing Day Sports and One Blockchain, respectively.

On December 1, 2025, BlockchAIn filed a Registration Statement on Form S-4 with the SEC, as amended on December 23, 2025, for the purpose of soliciting the votes of the Company’s stockholders to approve the Business Combination and the issuance of the Additional Termination Shares (as defined in “—Amended Termination Agreement” below), and register the BlockchAIn common shares that will be issued to the Company’s stockholders and others as described above in connection with the Business Combination. See “Risk Factors”.

Amended Termination Agreement

On September 18, 2024, the Company entered into the Termination Agreement, dated as of September 18, 2024 (the “Termination Agreement”), between the Company and Boustead Securities, LLC, a registered broker-dealer (“Boustead”), as amended by the letter agreement, dated as of October 15, 2024, between the Company and Boustead (as amended, the “Amended Termination Agreement”). The parties entered into the Amended Termination Agreement in order to terminate a letter agreement, dated August 9, 2021, as amended (as amended, the “Boustead Engagement Letter”), pursuant to which Boustead had had certain rights to act as a financial advisor to the Company. The Amended Termination Agreement also provides for the termination of the right of first refusal provided under the Underwriting Agreement, dated as of November 13, 2023, between the Company and Boustead, as representative of the underwriters in connection with the Company’s firm commitment underwritten initial public offering.

The Amended Termination Agreement provides, among other things, that upon issuance by the Company of common stock or other securities that are exercisable or exchangeable for, or convertible into, common stock to any third party (other than Boustead or any affiliate of Boustead), the Company will issue to Boustead a number of shares of common stock equal to 10.35% of the shares of common stock (or other securities) so issued by the Company in any such transaction other than a Change in Control (as defined in the Amended Termination Agreement) (the “Additional Termination Shares”), by the later of (i) five business days after the date of such issuance and (ii) the date that the NYSE American authorizes the issuance of the Additional Termination Shares. The Company’s obligation to issue Additional Termination Shares will cease immediately prior to the effective date of a Change in Control and, for the avoidance of doubt, Boustead will not be entitled to any percentage of the securities issued by the Company in connection with the Change in Control.

Since September 18, 2024, the date that the Company entered into the Termination Agreement, as of January 13, 2026, the Company has issued a total of 285,000 shares of common stock to persons other than Boustead. In addition, in connection with the public offering relating to this prospectus, the Company is offering a total of 9,483,500 shares of common stock and up to 14,699,425 shares of common stock issuable upon exercise of warrants, including shares issuable upon exercise of the Representative’s Warrants and shares of common stock issuable upon exercise of the warrants that would be issuable at the Floor Price and if exercised on a zero cash exercise basis. As a result of the prior issuances and assuming that the maximum number of shares issuable in this offering are issued, the Company has determined that it will be required to issue a total of 2,532,431 Additional Termination Shares to Boustead, or 2,907,871 Additional Termination Shares to Boustead if the over-allotment option in this offering is fully exercised, pursuant to the Amended Termination Agreement and subject to its terms and conditions as described above.

Our Historical Performance

The Company’s management has expressed substantial doubt as to the Company’s ability to continue as a going concern. We have incurred losses for each period from our inception and have accumulated a significant deficit. For the nine months ended September 30, 2025 and 2024, our net loss was approximately $2.8 million and approximately $5.4 million, respectively, and our net cash used in operating activities was approximately $4.1 million and approximately $3.5 million, respectively. For the fiscal years ended December 31, 2024 and 2023, our net loss was approximately $8.7 million and approximately $5.5 million, respectively, and our cash used in operating activities was approximately $3.1 million and approximately $4.8 million, respectively. As of September 30, 2025 and December 31, 2024, we had an accumulated deficit of approximately $28.5 million and approximately $25.7 million, respectively. As of September 30, 2025, we had total current liabilities of approximately $1.1 million, compared to approximately $0.2 million in cash and cash equivalents.

As a result of our critical financial condition, we are actively seeking multiple means to raise funds, primarily to pay off existing indebtedness and accounts payable to avoid loan defaults, lawsuits, bankruptcy, and liquidation, rather than for growth or expansion. If we are successful in these regards, we believe that we will be able to fund our planned operations and growth until September 30, 2026 and for at least 12 months beyond that period in order to transition to profitable operations and finance operations primarily from profits. Such acquisition and funding, if obtained, is expected to mitigate the factors which raise substantial doubt about the Company’s ability to continue as a going concern. However, there can be no assurance that the Company will be successful in these regards, or that its financial resources will be sufficient to remain in operation or that necessary financing will be available on satisfactory terms, if at all. The Company may be forced to significantly reduce its spending, delay or cancel its planned activities, sell off substantial assets, or substantially change its business plans or corporate or capital structure. There can also be no assurance that the Company will ever succeed in generating sufficient revenues to continue its operations as a going concern. For further discussion, see “Risk Factors – Risks Related to Signing Day Sports – Risks Related to Signing Day Sports’ Business, Operations and Industry – We will need to obtain additional funding to continue operations. If we fail to obtain the necessary financing or fail to become profitable or are unable to sustain profitability on a continuing basis, then we may be unable to continue our operations and be forced to significantly delay, scale back or discontinue our operations or explore other strategies.” in the Preliminary Proxy Statement.

Implications of Being an Emerging Growth Company and a Smaller Reporting Company

We qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act (the “JOBS Act”). As a result, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements. For so long as we are an emerging growth company, we will not be required to:

●	have an auditor report on our internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”);

●	present three years, and may instead present only two years, of audited financial statements, with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure in our annual reports;

●	comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

●	comply with certain greenhouse gas emissions disclosure and related third-party assurance requirements;

●	submit certain executive compensation matters to stockholder advisory votes, such as “say-on-pay” and “say-on-frequency;” and

●	disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the chief executive officer’s compensation to median employee compensation.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We will remain an emerging growth company for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our total annual gross revenues exceed $1,235,000,000, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

To the extent that we continue to qualify as a “smaller reporting company,” as such term is defined in Rule 12b-2 under the Exchange Act, after we cease to qualify as an emerging growth company, certain of the exemptions and accommodations available to us as an emerging growth company may continue to be available to us as a smaller reporting company, including as to: (i) the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act; (ii) scaled executive compensation disclosures; (iii) presenting three years of audited financial statements; and (iv) compliance with certain greenhouse gas emissions disclosure and related third-party assurance requirements.

Corporate Information

Our principal executive offices are located at 8355 East Hartford Rd., Suite 100, Scottsdale, AZ 85255 and our telephone number is (480) 220-6814. We maintain a website at https://www.signingdaysports.com. Information available on our website is not incorporated by reference in and is not deemed a part of this prospectus.

Retrospective Presentation of April 2023 Reverse Stock Split and November 2024 Reverse Stock Split

Except as otherwise indicated, all references to our common stock, share data, per share data and related information has been adjusted for the April 2023 Reverse Stock Split and November 2024 Reverse Stock Split as if each had occurred at the beginning of the earliest period presented.

The Offering

Shares	9,483,500 shares of common stock, at a combined public offering price of $0.5905 per share of common stock and accompanying warrant.

Warrants

We are offering warrants to purchase up to 14,225,250 shares of common stock at an exercise price of $0.7086 per share (120% of the combined public offering price per share and warrant). The common stock and the accompanying warrants are being sold in combination, with each share of common stock being accompanied by a warrant initially exercisable to purchase one share of common stock.

The warrants will be exercisable upon issuance, subject to the Beneficial Ownership Limitation, and will expire on the earlier of full exercise, five years from the initial exercise date and the date of the Business Combination Closing.

At 9:00 a.m. (New York City time) on January 20, 2026, the warrants will be automatically exercised on a zero cash exercise basis for the lesser of the total amount of shares of common stock that the warrants may be exercised on a “zero cash exercise” basis at the time of such exercise and the Beneficial Ownership Limitation. At any time thereafter until 4:30 p.m. (New York City time) on January 23, 2026, the warrants may be exercised for the unexercised portion of the warrants on a zero cash exercise basis, subject to the Beneficial Ownership Limitation. At the time of each such zero cash exercise, subject to the Beneficial Ownership Limitation, a holder of the warrants will have the right to receive, without payment of any additional cash or other consideration to the Company, an aggregate number of shares equal to the lesser of (i) the unexercised portion of the warrant and (ii) a number of shares determined by multiplying the total number of warrant shares with respect to which the warrant is then being exercised by the Black Scholes Value divided by the lower of the two closing bid prices of the common stock in the two trading days prior to the time of such exercise, but in any event not less than the Floor Price.

If the warrants are exercised in full on a zero cash exercise basis at the Floor Price, an aggregate of 14,225,250 shares would be issued upon such zero cash exercise without payment of any additional cash or other consideration to the Company.

We believe it is highly unlikely that a holder of the warrants would pay an exercise price in cash to receive shares of common stock when the holder could instead choose the zero cash exercise option and pay no cash to receive shares of common stock.

This offering also relates to the shares of common stock issuable upon the exercise of the warrants sold in this offering.

See “Description of Securities – Warrants”.

Shares of Common Stock Outstanding (as of January 13, 2026)	4,232,781 shares

Shares of Common Stock Outstanding After This Offering(1)	13,716,281 shares (assuming the exercise of none of the warrants or the Representative’s Warrants included in this offering and assuming no exercise of the option granted to the underwriters to purchase additional securities).

Option to Purchase Additional Securities	The underwriters have a 45-day over-allotment option to purchase up to 1,422,525 additional shares of common stock and/or additional warrants initially exercisable to purchase up to 2,133,787 shares of common stock. The over-allotment option may be used to purchase such shares of common stock and/or warrants, or any combination thereof, as determined by the underwriters. If the underwriters exercise all or part of this over-allotment option, they will purchase securities covered by the option at the public offering price that appears on the cover page of this prospectus, less underwriting discounts and commissions.

Representative’s Warrants

We have agreed to issue to the Representative (or its permitted assigns) the Representative’s Warrants, which are warrants initially exercisable to purchase up to 474,175 shares of common stock (or 545,301 shares of common stock assuming the exercise of the underwriters’ option in full) as a portion of the compensation payable to the Representative in connection with this offering. The Representative’s Warrants will be exercisable upon issuance at an exercise price equal to $0.7086 per share of common stock (or 120% of the combined public offering price of the shares and warrants), and will be substantially similar in form to the investor warrants.

The Representative’s Warrants will be exercisable upon issuance, subject to the Beneficial Ownership Limitation (as defined in the Representative’s Warrants), and will expire on the earlier of full exercise, five years from the initial exercise date and the date of the Business Combination Closing.

If the Representative’s Warrants are exercised in full on a zero cash exercise basis at the Floor Price, an aggregate of 474,175 shares would be issued upon such zero cash exercise without payment of any additional cash or other consideration to the Company (or 545,301 shares of common stock assuming the exercise of the underwriters’ option in full).

See “Description of Securities – Representative’s Warrants” and “Plan of Distribution”.

Use of Proceeds:

We estimate that the net proceeds from this offering, after deducting estimated underwriting discounts and commissions and estimated offering expenses, will be $4,945,873 (or $5,727,074 if the underwriters exercise their option to purchase additional securities in full).

We currently intend to use $3,475,000 (or $5,049,557 if the underwriters exercise their option to purchase additional securities in full) of the net proceeds of this offering for Signing Day Sports’ working capital and general corporate purposes, assuming the sale of all shares of common stock and warrants offered in this offering, and to reserve $1,470,873 (or $1,725,622 if the underwriters exercise their option to purchase additional securities in full) of the net proceeds of this offering for One Blockchain’s working capital and general corporate purposes. See “Use of Proceeds” and “Business Combination”.

Risk Factors:	Investing in our securities involves a high degree of risk. As an investor, you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the “Risk Factors” section beginning on page 8 of this prospectus, and in the “Risk Factors” section in any applicable prospectus supplement and any document incorporated by reference herein, before deciding to invest in our common stock.

Trading market and symbol:	Our common stock is listed on the NYSE American under the symbol “SGN”. There is no established trading market for the warrants, and we do not expect a trading market to develop. We do not intend to list the warrants on any securities exchange or other trading market. Without a trading market, the liquidity of the warrants will be extremely limited.

(1)	The number of shares of common stock outstanding after this offering is based on 4,232,781 shares of common stock outstanding as of January 13, 2026, and excludes the following securities as of such date:

●	20,306 shares of common stock issuable upon the exercise of outstanding warrants;

●	6,024 shares of common stock issuable upon the exercise of outstanding stock options; and

●	413 shares of common stock reserved for issuance under the Signing Day Sports, Inc. Amended and Restated 2022 Equity Incentive Plan (as amended, the “Plan”) exclusive of shares of common stock issuable upon the exercise of stock options or subject to vesting requirements under restricted stock award agreements.

Unless otherwise indicated, this prospectus reflects and assumes the following:

●	no exercise of outstanding options or warrants;

●	no exercise of the warrants and Representative’s Warrants offered hereby;

●	no issuance of the shares of common stock issuable upon a “zero cash exercise” of the warrants or the Representative’s Warrants; and

●	no exercise by the underwriters of their option to purchase additional securities in this offering.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the following risk factors, together with the other information contained in this prospectus, the applicable prospectus supplement, and the information set forth in the Preliminary Proxy Statement, which is incorporated herein by reference except to the extent that the risk factors stated therein are amended, restated and updated hereby, and in filings we make with the SEC, before purchasing our securities. Any of the risk factors set forth herein or therein could harm our business, financial condition, results of operations or prospects, and could result in a partial or complete loss of your investment. Some statements in this prospectus and in the reports incorporated herein by reference, including statements in the following risk factors, constitute forward-looking statements. Please refer to the section titled “Cautionary Note Regarding Forward-Looking Statements”.

Risks Related to the Business Combination, One Blockchain and BlockchAIn

As described under “Prospectus Summary – Business Combination”, the Company has entered into the Business Combination Agreement, which if approved by our stockholders and completed in accordance with its terms, the shares of the Company’s common stock will be cancelled, any unexercised warrants issued hereunder will be terminated, and our former stockholders and holders of certain other Signing Day Sports securities will receive equivalent BlockchAIn securities. Certain risks factors related to the Business Combination, One Blockchain and BlockchAIn are described below. Additional risk factors related to the Business Combination, One Blockchain, and BlockchAIn are described under “Risk Factors” of the Preliminary Proxy Statement and are incorporated by reference herein except to the extent amended, restated and updated hereby.

If the Business Combination is consummated, our stockholders will experience immediate and material dilution.

After the Business Combination Closing, our stockholders are anticipated to own approximately 8.5% of BlockchAIn common shares, without taking into account the issuance of any Earnout Shares that may be issued pursuant to the Business Combination Agreement. Any shares of Signing Day Sports common stock that Signing Day Sports issues prior to the Business Combination Closing, including any securities as a result of this offering, will not change these percentages. As such, the stockholders of Signing Day Sports will experience immediate and material dilution upon the Business Combination Closing.

One Blockchain’s business is dependent on its experienced management team and One Blockchain’s ability to attract and retain key personnel.

One Blockchain’s success depends significantly on the continued services of our experienced management team, including Jerry Tang, Jolienne Halisky, and Matthew Feast who possess expertise in real estate, digital assets, energy, and capital markets. The loss of any key member of our management team or our inability to attract and retain other qualified personnel could hinder our ability to execute our business strategy and manage our growth effectively.

Our stockholders will have a reduced ownership and voting interest in, and will exercise less influence over the management of, BlockchAIn following the completion of the Business Combination as compared to their current ownership and voting interests in Signing Day Sports.

Upon the Business Combination Closing, it is anticipated that our stockholders will own approximately 8.5% of BlockchAIn, the One Blockchain Securityholders will own approximately 88.3% of BlockchAIn, and Maxim Group, who is serving as financial advisor to One Blockchain, will own approximately 3.2% of BlockchAIn. Any shares of Signing Day Sports common stock that Signing Day Sports issues prior to the Business Combination Closing, including any securities as a result of this offering, will not change these percentages. As a result, our stockholders’ ownership interest with respect to the outstanding BlockchAIn common shares will be significantly less than their current ownership interest with respect to the outstanding shares of Signing Day Sports common stock. Consequently, our stockholders will have a reduced ownership and voting interest in, and will exercise significantly less influence over the management of, BlockchAIn following the completion of the Business Combination as compared to their current ownership and voting interests in Signing Day Sports.

After completion of the Business Combination, the holders of One Blockchain’s securities will maintain the ability to control or significantly influence all matters submitted to the Combined Company’s stockholders for approval.

Upon the completion of the Business Combination, based on the current estimates, One Blockchain Securityholders will, in the aggregate, own approximately 88.3% of the BlockchAIn common shares following the Business Combination Closing. Any shares of Signing Day Sports common stock that Signing Day Sports issues prior to the Business Combination Closing, including any securities as a result of this offering, will not change this percentage. As a result, if these stockholders were to choose to act together, they would be able to control or significantly influence all matters submitted to BlockchAIn’s stockholders for approval, as well as BlockchAIn’s management and affairs. For example, these persons, if they choose to act together, would control or significantly influence the election of directors and approval of any merger, consolidation or sale of all or substantially all of BlockchAIn’s assets. This concentration of voting power could delay or prevent an acquisition of BlockchAIn on terms that other stockholders may desire.

The Combined Company may be deemed a “controlled company” within the meaning of the NYSE American rules and the rules of the SEC.

Upon the Business Combination Closing, Jerry Tang, who will serve as Chief Executive Officer and as a director of BlockchAIn upon consummation of the Business Combination, will indirectly own a majority (approximately 61%) of the Combined Company’s outstanding common stock. As a result, the Combined Company will be a “controlled company” within the meaning of the corporate governance standards of NYSE American. Under these rules, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including:

●	the requirement that a majority of the BlockchAIn Board consist of “independent directors” as defined under the rules of the NYSE American;

●	the requirement that the Combined Company have a compensation committee that is composed entirely of directors who meet the NYSE American independence standards for compensation committee members with a written charter addressing the committee’s purpose and responsibilities; and

●	the requirement that the Combined Company’s director nominations be made, or recommended to the Combined Company’s full board of directors, by its independent directors or by a nominations committee that consists entirely of independent directors and that the Combined Company adopt a written charter or board resolution addressing the nominations process.

If the Combined Company becomes a “controlled” company as a result of the Business Combination, the Combined Company may rely upon these exemptions. although it does not currently intend to do so. If the Company relies on any of the exemptions listed above in the future, stockholders may not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of the NYSE American.

Risks Related to This Offering

The public offering price was set by our board of directors and does not necessarily indicate the actual or market value of our shares of common stock.

Our board of directors, or a committee designated by the board of directors, has approved the public offering price and other terms of this offering after considering, among other things: the current market price of our shares of common stock; trading prices of our common stock over time; the volatility of our shares of common stock; our current financial condition and the prospects for our future cash flows; the availability of and likely cost of capital of other potential sources of capital; the characteristics of interested investors and market and economic conditions at the time of the offering. The public offering price is not intended to bear any relationship to the book value of our assets or our past operations, cash flows, losses, financial condition, net worth or any other established criteria used to value securities. The public offering price may not be indicative of the fair value of the common stock.

We will likely not receive any additional funds upon the exercise of the warrants or the Representative’s Warrants.

The warrants and the Representative’s Warrants may be exercised by way of a zero cash exercise, in which the warrants and the Representative’s Warrants shall be exercised, without payment of any additional cash or other consideration to the Company, for a number of shares of common stock determined by multiplying the total number of warrant shares with respect to which the warrants and the Representative’s Warrants are then being exercised by the Black Scholes Value divided by the lower of the two closing bid prices of the common stock in the two trading days prior to the time of such exercise, but in any event not less than the Floor Price, subject to the Beneficial Ownership Limitation. Accordingly, it is highly unlikely that a holder of the warrants or the Representative’s Warrants would wish to pay an exercise price in cash to receive one share of common stock. As a result, we will likely not receive any additional funds and do not expect to receive any additional funds upon the exercise of the warrants and the Representative’s Warrants. As a result of these warrant provisions, it is expected that the warrants and the Representative’s Warrants will be exercisable for an aggregate of up to 14,699,425 shares of common stock without additional payments (or 16,904,338 shares of common stock assuming the exercise of the underwriters’ option in full).

If you purchase our common stock in this offering, you will incur immediate and substantial dilution in the net tangible book value of your shares, and future sales or dilution of our equity, including the issuance of shares from warrants exercises which will result in severe dilution, could adversely affect the market price of our common stock.

The public offering price will be substantially higher than the as adjusted net tangible book value per share of our common stock after this offering. Investors purchasing common stock in this offering will pay a price per share that substantially exceeds the as adjusted net tangible book value per share after this offering. As a result, investors purchasing common stock in this offering will incur immediate dilution of $0.21 per share, representing the difference between our as adjusted net tangible book value per share after giving effect to this offering and the combined public offering price. To the extent outstanding stock options or warrants are exercised, new stock options are issued or we issue additional shares of common stock in the future, there will be further dilution to new investors. As a result of the dilution to investors purchasing common stock in this offering, investors may receive significantly less than the purchase price paid in this offering, if anything, in the event of our liquidation. For a further description of the dilution that you will experience immediately after this offering, see “Dilution.”

Additionally, due to the zero cash exercise provisions of the warrants and the Representative’s Warrants and the significantly increased number of shares of common stock issuable upon such exercise, you may incur additional significant dilution. See “Description of Securities – Warrants We Are Offering” and “Description of Securities – Representative’s Warrants”.

There is no public market for the warrants being offered by us in this offering.

There is no established public trading market for the warrants, and we do not expect a market to develop. In addition, we do not intend to apply to list the warrants on any national securities exchange or other nationally recognized trading system. Without an active market, the liquidity of the warrants will be limited.

Except as otherwise set forth in the warrants, holders of the warrants offered hereby will have no rights as stockholders with respect to the shares of common stock underlying the warrants until such holders exercise their warrants and acquire our common stock.

Except as otherwise set forth in the warrants, until holders of the warrants acquire our common stock upon exercise thereof, such holders of the warrants will have no rights with respect to the shares of common stock underlying such warrants, such as voting rights. Upon exercise of the warrants, the holder will be entitled to exercise the rights of a stockholder only as to matters for which the record date occurs after the exercise date.

Our management team will have broad discretion over the use of the net proceeds from this offering, and you may not agree with how we use the proceeds and the proceeds may not be invested successfully.

Our management team will have broad discretion as to the use of the net proceeds from this offering, and we could use such proceeds for purposes other than those contemplated at the time of commencement of this offering. Accordingly, investors will be relying on the judgment of our management team with regard to the use of those net proceeds, and investors will not have the opportunity, as part of their investment decision, to assess whether the proceeds are being used appropriately. It is possible that, pending their use, we may invest those net proceeds in a way that does not yield a favorable, or any, return for us. The failure of our management team to use such funds effectively could have a material adverse effect on our business, financial condition, operating results and cash flows.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains, and any prospectus supplement or documents incorporated by reference herein or therein may contain, forward-looking statements within the meaning of Section 21E of the Exchange Act and Section 27A of the Securities Act that are based on our management’s beliefs and assumptions and on information currently available to us. All statements other than statements of historical facts are forward-looking statements. The forward-looking statements are contained principally in, but not limited to, the section “Prospectus Summary” in this prospectus; under Part I. Item 1. “Business” and Part II. Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 filed with the SEC on April 11, 2025, as amended by Amendment No. 1 on Form 10-K/A filed on August 6, 2025 (the “2024 Form 10-K”); Part 1. Financial Information. Item 2. “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2025 filed with the SEC on November 12, 2025 (the “Third Quarter Form 10-Q”); and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of One Blockchain” in the Preliminary Proxy Statement, and may be contained in or incorporated by reference into our prospectus supplements or future SEC reports. These statements relate to future events or to our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Forward-looking statements include, but are not limited to, statements about:

●	the expected benefits of and potential value created by the Business Combination for our stockholders and the One Blockchain Securityholders;

●	likelihood of the satisfaction of certain conditions to the completion of the Business Combination and whether and when the Business Combination will be consummated;

●	the ability to obtain and/or maintain the listing of the securities of BlockchAIn on the NYSE American following the Business Combination;

●	Signing Day Sports’ ability to control and correctly estimate its operating expenses and its expenses associated with the Business Combination;

●	anticipated favorable impacts from strategic changes to Signing Day Sports’ business on Signing Day Sports’ net sales, revenues, income from continuing operations, or other results of operations;

●	Signing Day Sports’ expected ability to comply with user data privacy laws and other legal requirements;

●	anticipated legal and regulatory requirements and Signing Day Sports’ ability to comply with such requirements;

●	Signing Day Sports’ expected ability to attract and retain key personnel to manage its business effectively;

●	the price and volatility of Bitcoin and other cryptocurrencies;

●	One Blockchain’s ability to begin or complete any project that is “in the pipeline,” contracted or negotiated but not yet under active construction;

●	One Blockchain’s ability to make effective judgments regarding pricing strategy and resource allocation;

●	One Blockchain’s ability to control electricity costs;

●	the risk that one or more of One Blockchain’s customers may experience financial distress or bankruptcy, which could result in reduced revenue, uncollectible accounts receivable, or disruptions to One Blockchain’s operations;

●	regulatory changes or actions that may restrict the use of cryptocurrencies or the operation of cryptocurrency networks in a manner that may require One Blockchain’s to cease certain or all operations;

●	the risks to One Blockchain’s business of earthquakes, fires, floods, and other natural catastrophic events and interruptions by man-made issues such as strikes and terrorist attacks;

●	unexpected costs or expenses to One Blockchain’s business;

●	One Blockchain’s expectations regarding its cash runway or use of its cash; and

●	general economic and business conditions in One Blockchain’s market.

In some cases, you can identify forward-looking statements by terms such as “may,” “could,” “will,” “should,” “would,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “project” or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions. Factors that may cause actual results to differ materially from current expectations include, among other things, those listed under the heading “Risk Factors” and elsewhere in this prospectus, under “Risk Factors” in the Preliminary Proxy Statement, the other documents incorporated by reference herein and under a similar heading in any applicable prospectus supplement, and the risks detailed from time to time in our future SEC reports or registration statements. If one or more of these risks or uncertainties occur, or if our underlying assumptions prove to be incorrect, actual events or results may vary significantly from those implied or projected by the forward-looking statements. No forward-looking statement is a guarantee of future performance.

The forward-looking statements made in this prospectus and any applicable prospectus supplement and documents incorporated by reference herein relate only to events or information as of the date they are made. Except as expressly required by the federal securities laws, there is no undertaking to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason.

USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $4,945,873 (or approximately $5,727,074 if the underwriters exercise in full their option to purchase additional securities), after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. We do not expect to receive any proceeds from the exercise of the warrants or the Representative’s Warrants because it is likely that they will be exercised on the zero cash exercise basis provided by the warrants and the Representative’s Warrants.

We currently intend to use $3,475,000 (or $5,049,557 if the underwriters exercise their option to purchase additional securities in full) of the net proceeds of this offering for Signing Day Sports’ working capital and general corporate purposes, assuming the sale of all shares of common stock and warrants offered in this offering, and to reserve $1,470,873 (or $1,725,622 if the underwriters exercise their option to purchase additional securities in full) of the net proceeds of this offering for One Blockchain’s working capital and general corporate purposes. See “Business Combination”.

As of the date of this prospectus, we cannot specify with certainty all of the particular uses, and the respective amounts we may allocate to those uses, for any net proceeds we receive. Accordingly, we will retain broad discretion over the use of these proceeds.

DIVIDEND POLICY

We have never declared or paid cash dividends on our common stock. We currently intend to retain all available funds and any future earnings for use in the operation of our business and do not anticipate paying any cash dividends on our common stock in the near future. We may also enter into credit agreements or other borrowing arrangements in the future that will restrict our ability to declare or pay cash dividends on our common stock. Any future determination to declare dividends will be made at the discretion of our board of directors and will depend on our financial condition, operating results, capital requirements, contractual restrictions, general business conditions and other factors that our board of directors may deem relevant. See also “Risk Factors – Risks Related to Signing Day Sports – Risks Related to Signing Day Sports Common Stock and Securities Convertible into Signing Day Sports Common Stock – We do not expect to declare or pay cash dividends on the Signing Day Sports common stock in the foreseeable future.” in the Preliminary Proxy Statement, which is incorporated by reference herein.

As of the date of this prospectus, we cannot specify with certainty all of the particular uses, and the respective amounts we may allocate to those uses, for any net proceeds we receive. Accordingly, we will retain broad discretion over the use of these proceeds.

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2025:

(i)	on an actual basis;

(ii)	on a pro forma basis to reflect the issuance of 285,000 shares of common stock for net proceeds of $351,129 pursuant to that certain Purchase Agreement, dated as of July 21, 2025, between Signing Day Sports and Helena Global Investment Opportunities 1 Ltd. (the “Helena Purchase Agreement”); and

(iii)	on a pro forma as adjusted basis to also give effect to the issuance and sale of shares of our common stock and warrants in this offering at the combined public offering price of $0.5905 per share of common stock and warrant, and after deducting underwriting discounts and commissions of approximately $392,000 and estimated offering expenses payable by us approximately $262,133, resulting in net proceeds to us of approximately $4,945,873.

The pro forma as adjusted information below is illustrative only. You should read this table together with our financial statements and the related notes and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in the 2024 Form 10-K and the Third Quarter Form 10-Q, which are incorporated by reference herein.

	As of September 30, 2025
	Actual	Pro Forma	Pro Forma As Adjusted
Cash and cash equivalents	$215,539	$566,668	$5,512,541
Stockholders’ equity:
Common stock, $0.0001 par value per share, 150,000,000 shares authorized, 3,947,781 shares issued and outstanding, actual, 4,232,781 shares issued and outstanding, pro forma, 13,716,281 shares issued and outstanding, pro forma as adjusted	$396	$425	$1,373
Additional paid-in capital	$28,392,273	$28,743,373	$33,688,299
Subscription receivable	$(11)	$(11)	$(11)
Accumulated deficit	(28,460,967)	(28,460,967)	(28,460,967)
Total stockholders’ equity (deficit)	$(68,309)	$282,820	$5,228,693
Total capitalization	$(68,309)	$282,820	$5,228,693

The table above is based on 3,947,781 shares of our common stock outstanding as of September 30, 2025, and excludes the following securities or rights to securities that were outstanding as of September 30, 2025:

●	20,306 shares of common stock issuable upon the exercise of outstanding warrants;

●	6,024 shares of common stock issuable upon the exercise of outstanding stock options; and

●	413 shares of common stock reserved for issuance under the Plan exclusive of shares of common stock issuable upon the exercise of stock options or subject to vesting requirements under restricted stock award agreements.

DILUTION

Dilution in net tangible book value per share to new investors is the amount by which the offering price paid by the purchasers of the shares of common stock and accompanying warrants sold in this offering exceeds the pro forma net tangible book value per share of common stock after this offering. Net tangible book value per share is determined at any date by subtracting our total liabilities from the total book value of our tangible assets and dividing the difference by the number of shares of common stock deemed to be outstanding at that date.

The net tangible book value of our common stock as of September 30, 2025 was $(70,142), or approximately $(0.02) per share.

Pro forma as adjusted net tangible book value dilution per share to new investors represents the difference between the amount per share paid by purchasers of common stock in this offering and the pro forma as adjusted net tangible book value per share of common stock immediately after completion of this offering. Investors participating in this offering will incur immediate, substantial dilution. After giving effect to (1) the issuance of 285,000 shares of common stock for net proceeds of $351,129 pursuant to the Helena Purchase Agreement, and (2) to the issuance and sale of shares of our common stock and warrants in this offering at a combined public offering price of $0.5905 per share of common stock and warrant, resulting in net proceeds to us of approximately $4,945,873 after deducting (a) underwriting discounts and commissions and non-accountable expense allowance of approximately $392,000 and (b) our estimated other offering expenses of approximately $262,133, our pro forma as adjusted net tangible book value as of September 30, 2025 would have been approximately $5,226,860, or approximately $0.38 per share. This amount represents an immediate increase in pro forma net tangible book value of approximately $0.31 per share to existing stockholders and an immediate dilution in pro forma net tangible book value of approximately $0.21 per share to purchasers of common stock in this offering, as illustrated in the following table.

Combined public offering price per share and accompanying warrant		$0.5905
Historical net tangible book value per share as of September 30, 2025	$(0.02)
Pro forma increase in historical net tangible book value per share attributable to the pro forma transactions described in the preceding paragraph	0.08
Pro forma adjusted net tangible book value per share	0.07
Increase in pro forma as adjusted net tangible book value per share attributable to this offering	0.31
Pro forma as adjusted net tangible book value per share after giving effect to this offering		0.38
Dilution per share to new investors purchasing shares in this offering		$0.21

If the underwriters exercise their over-allotment option in full to purchase additional shares of common stock, the pro forma as adjusted net tangible book value per share of our common stock, as adjusted to give effect to this offering, would be approximately $0.40 per share, and the dilution in pro forma net tangible book value per share to new investors purchasing shares of common stock in this offering would be approximately $0.19 per share.

The pro forma information discussed above is illustrative only. You should read this table together with our financial statements and the related notes and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in the 2024 Form 10-K and the Third Quarter Form 10-Q, which are incorporated by reference herein.

The table above is based on 3,947,781 shares of our common stock outstanding as of September 30, 2025, and excludes the following securities or rights to securities that were outstanding as of September 30, 2025:

●	20,306 shares of common stock issuable upon the exercise of outstanding warrants;

●	6,024 shares of common stock issuable upon the exercise of outstanding stock options; and

●	413 shares of common stock reserved for issuance under the Plan exclusive of shares of common stock issuable upon the exercise of stock options or subject to vesting requirements under restricted stock award agreements.

To the extent that any outstanding stock options or warrants are exercised, or new stock options, restricted stock units or other securities are granted under the Plan, or we issue additional shares of common stock in the future, there will be further dilution to investors participating in this offering.

EXECUTIVE COMPENSATION

Summary Compensation Table - Years Ended December 31, 2025 and 2024

The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to the named persons for services rendered in all capacities during the noted periods.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)		Option Awards ($)	All Other Compensation ($)		Total ($)
Daniel Nelson,	2025	200,000	140,000	-		-	17,577	(2)	357,577
Chief Executive Officer	2024	237,500	-	215,960	(1)	-	14,489	(2)	467,949
Jeffry Hecklinski,	2025	200,000	95,000	-		-	12,877	(2)	307,877
President	2024	200,000	-	143,082	(3)	-	12,877	(2)	355,959
Craig Smith,	2025	150,000	105,000	-		-	4,224	(2)	259,224
Chief Operating Officer	2024	150,000	-	129,961	(4)	-	4,224	(2)	284,185

(1)	Daniel Nelson was granted 20,832 shares of common stock under the Plan on October 16, 2024; and 4,168 shares of restricted common stock under the Plan on June 13, 2024, subject to certain vesting conditions. The aggregate grant date fair value was computed in accordance with ASC Topic 718 based on the assumptions described in Part II. Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Critical Accounting Estimates – Stock-Based Compensation” of the 2024 Form 10-K.

(2)	Consisted of healthcare benefits.

(3)	Jeffry Hecklinski was granted 7,286 shares of restricted common stock under the Plan on October 16, 2024; 2,084 shares of restricted common stock under the Plan on June 13, 2024, subject to certain vesting condition; and 2,505 shares of restricted common stock under the Plan on March 12, 2024, subject to certain vesting conditions. The aggregate grant date fair value was computed in accordance with ASC Topic 718 based on the assumptions described in Part II. Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Critical Accounting Estimates – Stock-Based Compensation” of the 2024 Form 10-K.

(4)	Craig Smith was granted 7,292 shares of common stock under the Plan on October 16, 2024; 2,084 shares of restricted common stock under the Plan on June 13, 2024, subject to certain vesting conditions; and 1,874 shares of restricted common stock under the Plan on March 12, 2024, subject to certain vesting conditions. The aggregate grant date fair value was computed in accordance with ASC Topic 718 based on the assumptions described in Part II. Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Critical Accounting Estimates – Stock-Based Compensation” of the 2024 Form 10-K.

Management Employment and Consulting Agreements

Employment Agreement with Daniel Nelson

Under the Executive Employment Agreement, dated as of November 22, 2023, between the Company and Daniel Nelson, the Company’s Chief Executive Officer, Chairman, and a director (the “Original CEO Employment Agreement”), Mr. Nelson was employed in his current capacity as the Company’s Chief Executive Officer. Mr. Nelson’s annual base salary was $425,000 from November 22, 2023 to February 29, 2024, subject to modification upon execution of an amendment or addendum to the Original CEO Employment Agreement.

Pursuant to the Original CEO Employment Agreement, on November 22, 2023, Mr. Nelson was granted a stock option pursuant to the Plan and execution of a stock option agreement. The stock option provides Mr. Nelson the right to purchase 2,084 shares of common stock at an exercise price of $108.00 per share. The option was exercisable as to half the shares immediately upon the date of grant and was subject to vesting as to the remaining half in six equal monthly portions after the grant date subject to continuous service.

Under the Amended and Restated Executive Employment Agreement, dated as of March 1, 2024, between the Company and Mr. Nelson (the “Amended and Restated CEO Employment Agreement”), the Original CEO Employment Agreement was amended and restated to reduce Mr. Nelson’s annual base salary from $425,000 to $200,000, effective March 1, 2024.

The Company will pay or reimburse Mr. Nelson for all reasonable and necessary expenses actually incurred or paid by Mr. Nelson during his employment in the performance of his duties. Mr. Nelson will be eligible to participate in comprehensive benefits plans of the Company, including medical, dental and life insurance options, and will be entitled to paid time off and holiday pay in accordance with the Company’s policies in effect from time to time.

The Amended and Restated CEO Employment Agreement originally provided that if the Company terminates Mr. Nelson without cause, Mr. Nelson will be entitled to the following severance payments: (i) cash in the amount of base salary in effect on the date of such termination payable in 12 monthly installments; and (ii) all previously earned, accrued, and unpaid benefits from the Company and its employee benefit plans. The payment of severance may be conditioned on receiving a release of any and all claims that Mr. Nelson may have against the Company.

On July 9, 2024, the Company entered into Amendment No. 1 to Executive Employment Agreement, dated as of July 9, 2024, between the Company and Mr. Nelson (the “Amendment to CEO Agreement”). The Amendment to CEO Agreement amended and restated the severance provisions of the Amended and Restated CEO Employment Agreement. As amended, the Amended and Restated CEO Employment Agreement provides that if the Company terminates Mr. Nelson without cause, Mr. Nelson will be entitled to severance payments in cash in the amount of base salary in effect on the date of such termination payable in 12 monthly installments. If the Company terminates Mr. Nelson upon a Change of Control (as defined in the Amendment to CEO Agreement), Mr. Nelson will be entitled to severance payments in cash in the amount of one-half of base salary in effect on the date of such termination payable in six monthly installments. The payment of severance may be conditioned on receiving a release of any and all claims that Mr. Nelson may have against the Company.

Mr. Nelson’s cash compensation has been paid through Daniel Nelson Financial Services, an entity controlled by Mr. Nelson.

Agreements with Damon Rich

On February 4, 2025, pursuant to the approval of the Board, the Company and Damon Rich entered into an Executive Employment Agreement, dated as of February 4, 2025 (the “Rich Employment Agreement”). The Rich Employment Agreement superseded the Consulting Agreement, dated as of June 14, 2024, between the Company and Mr. Rich (the “Rich Consulting Agreement”). Under the Rich Employment Agreement, the Company will pay Mr. Rich $120 per hour for up to 160 hours per month of invoiced services. The Company will pay or reimburse Mr. Rich for all reasonable and necessary expenses actually incurred or paid by Mr. Rich during his employment in the performance of his duties under the Rich Employment Agreement. Mr. Rich will not be eligible to participate in any benefits plans of the Company, including medical, dental and life insurance options, or vacation or sick leave. Mr. Rich’s employment is at-will.

Under the Rich Consulting Agreement, Mr. Rich provided the consulting services as the Company’s Interim Chief Financial Officer from his appointment to this position as of April 19, 2024 until the entry into the Rich Employment Agreement on February 4, 2025. Under the Rich Consulting Agreement, the Company was required to pay Mr. Rich $120 per hour for up to 120 hours per month of invoiced services. Pursuant to the Rich Consulting Agreement, on June 14, 2024, Mr. Rich was granted an award of 417 shares of restricted common stock under the Plan, which vested upon grant. The grant is subject to the Company’s standard form of restricted stock award agreement under the Plan. The Company was required to reimburse Mr. Rich for all reasonable expenses incurred by Mr. Rich directly related to the performance of services under the Rich Consulting Agreement. The Rich Consulting Agreement could be terminated by either party upon five days’ written notice.

Mr. Rich’s cash compensation has been paid through Greystone Business Services Inc., an entity controlled by Mr. Rich.

Employment Agreement with Jeffry Hecklinski

Under the employment offer letter, dated March 7, 2023, between Jeffry Hecklinski and the Company (the “Former Hecklinski Employment Agreement”), Mr. Hecklinski was employed as the General Manager of the Company. Mr. Hecklinski’s annual base salary was $200,000. Pursuant to the Former Hecklinski Employment Agreement, on March 14, 2023, Mr. Hecklinski was granted a stock option pursuant to the Plan and execution of a stock option agreement in the Company’s standard form under the Plan. The stock option provides Mr. Hecklinski the right to purchase 834 shares of common stock of the Company at an exercise price of $148.80 per share. The option was vested and exercisable as to 209 shares immediately upon the date of grant, vested as to 156 shares on the one-year anniversary of the date of grant, and vests as to an aggregate of 469 shares in approximately equal increments at the end of each of the following 36 calendar months. Under the Former Hecklinski Employment Agreement, Mr. Hecklinski was eligible to participate in standard benefits plans of the Company, including medical, dental and life insurance options, and was entitled to ten public holidays, ten vacation days, and five sick days per year, subject to the Company’s leave policies. Mr. Hecklinski’s employment was at-will.

The Executive Employment Agreement, dated as of April 9, 2024, between the Company and Mr. Hecklinski (the “Hecklinski Employment Agreement”), amended, restated and superseded the Former Hecklinski Employment Agreement. Under the Hecklinski Employment Agreement, Mr. Hecklinski was employed as the Company’s President. Mr. Hecklinski’s annual base salary will remain $200,000. The Company agreed to pay or reimburse Mr. Hecklinski for all reasonable and necessary expenses actually incurred or paid by Mr. Hecklinski during his employment in the performance of his duties under the Hecklinski Employment Agreement. Mr. Hecklinski will be eligible to participate in comprehensive benefits plans of the Company, including medical, dental and life insurance options, and will be entitled to ten public holidays, ten vacation days, and five sick days per year, subject to the Company’s leave policies.

On July 9, 2024, the Company entered into Amendment No. 1 to Executive Employment Agreement, dated as of July 9, 2024, between the Company and Mr. Hecklinski (the “Amendment to Hecklinski Agreement”). The Amendment to Hecklinski Agreement amended and restated the severance provisions of the Hecklinski Employment Agreement. As amended, the Hecklinski Employment Agreement provides that if the Company terminates Mr. Hecklinski upon a Change of Control (as defined in the Amendment to Hecklinski Agreement), Mr. Hecklinski will be entitled to severance payments in cash in the amount of one-half of base salary in effect on the date of such termination payable in six monthly installments. The payment of severance may be conditioned on receiving a release of any and all claims that Mr. Hecklinski may have against the Company.

Mr. Hecklinski’s cash compensation has been paid through Heck Communications, an entity controlled by Mr. Hecklinski.

Employment Agreement with Craig Smith

Under the Executive Employment Agreement, dated as of April 22, 2024, between the Company and Craig Smith (the “Smith Employment Agreement”), Mr. Smith was employed as the Company’s Chief Operating Officer. Mr. Smith’s annual base salary will be $150,000. The Company agreed to pay or reimburse Mr. Smith for all reasonable and necessary expenses actually incurred or paid by Mr. Smith during his employment in the performance of his duties under the Smith Employment Agreement. Mr. Smith will be eligible to participate in comprehensive benefits plans of the Company, including medical, dental and life insurance options, and will be entitled to ten public holidays, ten vacation days, and five sick days per year, subject to the Company’s leave policies.

On July 9, 2024, the Company entered into Amendment No. 1 to Executive Employment Agreement, dated as of July 9, 2024, between the Company and Craig Smith, the Company’s President and director (the “Amendment to Smith Agreement”). The Amendment to Smith Agreement amended and restated the severance provisions of the Smith Employment Agreement. As amended, the Smith Employment Agreement provides that if the Company terminates Mr. Smith upon a Change of Control (as defined in the Amendment to Smith Agreement), Mr. Smith will be entitled to severance payments in cash in the amount of one-half of base salary in effect on the date of such termination payable in six monthly installments. The payment of severance may be conditioned on receiving a release of any and all claims that Mr. Smith may have against the Company.

Discretionary Cash Bonuses to Executive Officers

On April 17, 2025, the Compensation Committee approved the following grants of discretionary cash bonuses: $140,000 to Daniel Nelson, Chief Executive Officer and Chairman; $50,000 to Damon Rich, Chief Financial Officer; $95,000 to Jeffry Hecklinski, President; and $105,000 to Craig Smith, Chief Operating Officer and Secretary. These bonuses were in addition to any compensation that the recipients may be entitled to or eligible for under their respective employment or consulting agreements with the Company.

Discretionary Equity Compensation to Executive Officers

On March 12, 2024, the Compensation Committee granted an award of 2,505 shares of restricted common stock under the Plan to Jeffry Hecklinski, which vested as to 625 shares upon grant and vests as to the remaining shares in eight approximately equal quarterly increments over the two years following the grant date. The grant is subject to the Company’s standard form of restricted stock award agreement under the Plan.

On March 12, 2024, the Compensation Committee granted an award of 1,874 shares of restricted common stock under the Plan to Craig Smith, which vested as to 469 shares upon grant and vests as to the remaining shares in eight approximately equal quarterly increments over the two years following the grant date. The grant is subject to the Company’s standard form of restricted stock award agreement under the Plan.

On June 13, 2024, the Compensation Committee granted an award of 2,084 shares of restricted common stock under the Plan to Mr. Hecklinski. The restricted shares vest in four approximately equal increments on each of September 13, 2024, December 13, 2024, March 13, 2025, and June 13, 2025. The grant is subject to the Company’s standard form of restricted stock award agreement under the Plan.

On June 13, 2024, the Compensation Committee granted an award of 4,168 shares of restricted common stock under the Plan to Daniel Nelson. The restricted shares vest in four approximately equal increments on each of September 13, 2024, December 13, 2024, March 13, 2025, and June 13, 2025. The grant is subject to the Company’s standard form of restricted stock award agreement under the Plan.

On June 13, 2024, the Compensation Committee granted an award of 2,084 shares of restricted common stock under the Plan to Mr. Smith. The restricted shares vest in four approximately equal increments on each of September 13, 2024, December 13, 2024, March 13, 2025, and June 13, 2025. The grant is subject to the Company’s standard form of restricted stock award agreement under the Plan.

On October 16, 2024, the Compensation Committee granted an award of 20,832 shares of common stock under the Plan to Mr. Nelson.

On October 16, 2024, the Compensation Committee granted an award of 7,292 shares of common stock under the Plan to Mr. Smith.

On October 16, 2024, the Compensation Committee granted an award of 7,286 shares of common stock under the Plan to Mr. Hecklinski.

On October 16, 2024, the Compensation Committee granted an award of 2,604 shares of common stock under the Plan to Damon Rich.

Management Indemnification Agreements and Insurance

We have separately entered into an indemnification agreement with each of our executive officers. Each indemnification agreement provides for indemnification to the fullest extent permitted by law, including: (i) all expenses, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by an executive officer, or on their behalf, in connection with any proceeding other than proceedings by or in the right of the Company or any claim, issue or matter therein, if the executive officer acted in good faith and in a manner the executive officer reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal proceeding, had no reasonable cause to believe the executive officer’s conduct was unlawful; (ii) all expenses actually and reasonably incurred by an executive officer, or on their behalf, in connection with a proceeding by or in the right of the Company if the executive officer acted in good faith and in a manner the executive officer reasonably believed to be in or not opposed to the best interests of the Company, provided that if applicable law so provides, no indemnification against such expenses shall be made in respect of any claim, issue or matter in such proceeding as to which the executive officer shall have been adjudged to be liable to the Company unless and to the extent that the Court of Chancery of the State of Delaware shall determine that such indemnification may be made; (iii) to the extent that a executive officer is, by reason of the executive officer’s executive officer status, a party to and is successful, on the merits or otherwise, in any proceeding, including by dismissal of such proceeding with or without prejudice, then the executive officer shall be indemnified to the maximum extent permitted by law, as such may be amended from time to time, against all expenses actually and reasonably incurred by the executive officer or on the executive officer’s behalf in connection therewith; and (iv) all expenses, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by an executive officer or on an executive officer’s behalf if, by reason of the executive officer’s status as an executive officer, the executive officer is, or is threatened to be made, a party to or participant in any proceeding (including a proceeding by or in the right of the Company), including, without limitation, all liability arising out of the negligence or active or passive wrongdoing of the executive officer, except where the payment is finally determined (under the procedures, and subject to the presumptions, set forth in the indemnification agreements) to be unlawful. The Company shall also advance all such expenses incurred by or on behalf of each executive officer in connection with any of the above proceedings by reason of the executive officer’s executive officer status within 30 days after the receipt by the Company of a statement or statements from the executive officer requesting such advance or advances from time to time, whether prior to or after final disposition of such proceeding. Such statement or statements shall reasonably evidence the expenses incurred by the executive officer and shall include or be preceded or accompanied by a written undertaking by or on behalf of the executive officer to repay any expenses advanced if it shall ultimately be determined that the executive officer is not entitled to be indemnified against such expenses. Any advances and undertakings to repay shall be unsecured and interest free. The indemnification agreements also provide for payments by the Company for the entire amount of any judgment or settlement of any action, suit or proceeding in which it is liable or would be liable if joined in such action, subject to the other terms and provisions of the indemnification agreements, and certain other indemnification and payment obligations. The indemnification agreements also provide that if we maintain a directors’ and officers’ liability insurance policy, that each director and executive officer will be covered by the policy to the maximum extent of the coverage available for any of the Company’s directors or executive officers.

We have obtained standard directors and officers liability insurance under which coverage is provided (a) to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and (b) to us with respect to payments which we may make to such officers and directors pursuant to the indemnification agreements described above or otherwise as a matter of law.

Management Confidentiality Agreements

Each of the executive officers named above was required to sign an Employee Confidential Information and Inventions Assignment Agreement or similar agreement which prohibits unauthorized use or disclosure of the Company’s proprietary information, contains a general assignment of rights to inventions and intellectual property rights, non-competition provisions that apply during the term of employment, non-solicitation provisions that apply during the term of employment and for one year after the term of employment, and non-disparagement provisions that apply during and after the term of employment.

Outstanding Equity Awards at Fiscal Year-End

The executive officers named above had the following unexercised options, stock that has not vested or equity incentive plan awards outstanding as of December 31, 2025.

	Option Awards					Stock Awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable		Equity incentive plan awards: Number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)		Market value of shares of units of stock that have not vested ($)(1)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($)
Daniel Nelson, Chief Executive Officer	2,084	-		-	108.00	November 21, 2033	-		-	-	-

Daniel Nelson, Chief Executive Officer	730	-		-	148.80	September 28, 2032	-		-	-	-

Daniel Nelson, Chief Executive Officer	-	-		-	-	-	-		-	-	-

Jeffry Hecklinski, President	637	197	(2)	-	148.80	March 14, 2033	-		-	-	-

Jeffry Hecklinski, President	-	-		-	-	-	235	(3)	222	-	-

Jeffry Hecklinski, President	-	-		-	-	-	-		-	-	-

Craig Smith, Chief Operating Officer	796	246	(4)	-	120.00	May 3, 2033	-		-	-	-

Craig Smith, Chief Operating Officer	-	-		-	-	-	176	(5)	166	-	-

Craig Smith, Chief Operating Officer	-	-		-	-	-	-		-	-	-

(1)	The market value of restricted stock that has not vested is based on the closing price of $0.945 per share for the common stock on December 31, 2025, as reported on the NYSE American.

(2)	As of December 31, 2025, the unvested shares underlying the option were subject to vesting in 11 approximately equal installments at the end of each of the following calendar months.

(3)	As of December 31, 2025, the unvested shares were subject to vesting on March 12, 2026.

(4)	As of December 31, 2025, the unvested shares underlying the option were subject to vesting in 17 approximately equal monthly installments.

(5)	As of December 31, 2025, the unvested shares were subject to vesting on March 12, 2026.

Additional Discussion of Named Executive Officer Compensation

Retirement Benefits

We have not maintained, and do not currently maintain, a defined benefit pension plan, nonqualified deferred compensation plan or other retirement benefits other than plans that do not discriminate in scope, terms or operation, in favor of executive officers of the registrant and that are available generally to all salaried employees.

Potential Payments Upon Termination or Change in Control

None of our named executive officers was entitled to severance compensation during the fiscal year ended December 31, 2025, except as described in “—Management Employment and Consulting Agreements”.

Director Compensation

The directors of the Company were compensated for services as directors during the fiscal year ended December 31, 2025 as follows:

Name	Fees Earned or Paid in Cash	Stock Awards		Option Awards		Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Roger Mason Jr.	$22,500	$-	(1)	$-	(2)	$-	$-	$-	$22,500

Peter Borish	$75,000	$30,000	(3)	$-		$-	$-	$-	$105,000

Greg Economou	$22,500	$-	(4)	$-	(5)	$-	$-	$-	$22,500

(1)	As of December 31, 2025, an aggregate of 919 shares of common stock had been granted to Roger Mason Jr. and were outstanding.

(2)	As of December 31, 2025, options exercisable for an aggregate of 500 shares of common stock had been granted to Roger Mason Jr. and were outstanding.

(3)	As of December 31, 2025, an aggregate of 1,232 shares of common stock had been granted to Peter Borish and were outstanding, not including shares of common stock valued at $30,000 as of the date of grant required to be granted to Mr. Borish pursuant to the independent director agreement between Mr. Borish and the Company but which remained pending as of December 31, 2025.

(4)	As of December 31, 2025, an aggregate of 919 shares of common stock had been granted to Greg Economou and were outstanding.

(5)	As of December 31, 2025, options exercisable for an aggregate of 500 shares of common stock had been granted to Greg Economou and were outstanding.

Additional Discussion of Director Compensation

Each of the Company’s independent directors, Roger Mason Jr., Greg Economou, and Peter Borish, has entered into an independent director agreement with the Company.

In accordance with our amended and restated independent director agreement with Mr. Mason, Mr. Mason was granted a stock option to purchase 500 shares of common stock on September 9, 2022 at a price per share of $148.80, subject to the Company’s standard form of stock option agreement for the Plan. 1/12th of the shares vest on each subsequent 9th of March, June, September, or December thereafter which most closely follows from September 9, 2022.

In accordance with our independent director agreement with Mr. Economou, Mr. Economou was granted a stock option to purchase 500 shares of common stock on May 9, 2023 at a price per share of $148.80, subject to the Company’s standard form of stock option agreement for the Plan. 1/12th of the option vests on each subsequent 9th of August, November, February, or May thereafter which most closely follows from May 9, 2023.

Under our independent director agreement with Mr. Borish, Mr. Borish will receive an annual cash payment of $30,000 paid upon Mr. Borish’s attendance at four board meetings held during or after the second quarter of each year, in four equal installments. Mr. Borish’s independent director agreement also provides that Mr. Borish will receive an annual grant of restricted stock valued at $30,000 in aggregate as reported by the NYSE American on the date of grant, which will vest in four equal quarterly installments. In accordance with our independent director agreement with Mr. Borish, on March 1, 2024, the Compensation Committee granted an award of 913 shares of common stock to Mr. Borish under the Plan, subject to the Company’s standard form of restricted stock award agreement for the Plan.

All of our independent director agreements provide that we will reimburse each director for pre-approved reasonable business-related expenses incurred in good faith in connection with the performance of the director’s duties for the Company.

On October 16, 2024, the Compensation Committee granted an award of 1,459 shares of common stock to Mr. Economou under the Plan, subject to the Company’s standard form of restricted stock award agreement for the Plan.

On October 16, 2024, the Compensation Committee granted an award of 1,459 shares of common stock to Roger Mason Jr. under the Plan, subject to the Company’s standard form of restricted stock award agreement for the Plan.

On October 16, 2024, the Compensation Committee granted an award of 1,042 shares of common stock to Mr. Borish under the Plan, subject to the Company’s standard form of restricted stock award agreement for the Plan.

On April 17, 2025, upon the recommendation of the Compensation Committee, the Company’s board of directors approved cash bonuses of $45,000 to Peter Borish, $22,500 to Greg Economou, and $22,500 to Roger Mason, respectively, for their services as directors of the Company. These bonuses were in addition to any cash bonus that such directors may otherwise be entitled to or eligible for under each director’s respective independent director agreement with the Company.

In accordance with our independent director agreements, we separately entered into an indemnification agreement with each of our current independent directors. Each indemnification agreement provides for indemnification to the fullest extent permitted by law, including: (i) all expenses, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by a director, or on their behalf, in connection with any proceeding other than proceedings by or in the right of the Company or any claim, issue or matter therein, if the director acted in good faith and in a manner the director reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal proceeding, had no reasonable cause to believe the director’s conduct was unlawful; (ii) all expenses actually and reasonably incurred by a director, or on their behalf, in connection with a proceeding by or in the right of the Company if the director acted in good faith and in a manner the director reasonably believed to be in or not opposed to the best interests of the Company, provided that if applicable law so provides, no indemnification against such expenses shall be made in respect of any claim, issue or matter in such proceeding as to which the director shall have been adjudged to be liable to the Company unless and to the extent that the Court of Chancery of the State of Delaware shall determine that such indemnification may be made; (iii) to the extent that a director is, by reason of the director’s director status, a party to and is successful, on the merits or otherwise, in any proceeding, including by dismissal of such proceeding with or without prejudice, then the director shall be indemnified to the maximum extent permitted by law, as such may be amended from time to time, against all expenses actually and reasonably incurred by the director or on the director’s behalf in connection therewith; and (iv) all expenses, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by a director or on a director’s behalf if, by reason of the director’s status as a director, the director is, or is threatened to be made, a party to or participant in any proceeding (including a proceeding by or in the right of the Company), including, without limitation, all liability arising out of the negligence or active or passive wrongdoing of the director, except where the payment is finally determined (under the procedures, and subject to the presumptions, set forth in the indemnification agreements) to be unlawful. The Company shall also advance all such expenses incurred by or on behalf of each director in connection with any of the above proceedings by reason of the director’s director status within 30 days after the receipt by the Company of a statement or statements from the director requesting such advance or advances from time to time, whether prior to or after final disposition of such proceeding. Such statement or statements shall reasonably evidence the expenses incurred by the director and shall include or be preceded or accompanied by a written undertaking by or on behalf of the director to repay any expenses advanced if it shall ultimately be determined that the director is not entitled to be indemnified against such expenses. Any advances and undertakings to repay shall be unsecured and interest free. The indemnification agreements also provide for payments by the Company for the entire amount of any judgment or settlement of any action, suit or proceeding in which it is liable or would be liable if joined in such action, subject to the other terms and provisions of the indemnification agreements, and certain other indemnification and payment obligations. The indemnification agreements also provide that if we maintain a directors’ and officers’ liability insurance policy, that each director and executive officer will be covered by the policy to the maximum extent of the coverage available for any of the Company’s directors or executive officers.

Directors and Officers Liability Insurance

We have obtained standard directors and officers liability insurance under which coverage is provided (a) to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and (b) to us with respect to payments which we may make to such officers and directors pursuant to the indemnification agreements described above or otherwise as a matter of law.

Signing Day Sports, Inc. Amended and Restated 2022 Equity Incentive Plan

On August 31, 2022, we established the Signing Day Sports, Inc. 2022 Equity Incentive Plan and reserved 15,625 shares of Signing Day Sports common stock for issuance under the Plan. On February 27, 2024, the stockholders of the Company approved an amendment to the Plan to increase the number of shares of common stock reserved for issuance under the Plan to 46,875 shares. On October 10, 2024, the stockholders of the Company approved an amendment and restatement of the Plan to increase the number of shares reserved for issuance under the Plan to 93,750 shares. On November 17, 2025, the stockholders of the Company approved Amendment No. 1 to the Plan, which further increased the number of shares of common stock reserved for issuance under the Plan to 1,000,000 shares of common stock.

The Plan was established to advance our interests and the interests of our stockholders by providing an incentive to attract, retain and reward persons performing services for us and by motivating such persons to contribute to our growth and profitability. Under the Plan, we may grant restricted stock, stock options and other forms of incentive compensation to our officers, employees, directors and consultants. The maximum number of shares of common stock that may be issued pursuant to awards granted under the Plan is 1,000,000 shares. Cancelled and forfeited stock options and stock awards may again become available for grant under the Plan. However, shares tendered in payment of an option, delivered or withheld by the Company to satisfy any tax withholding obligation, or covered by a stock-settled stock appreciation right or other awards that were not issued upon the settlement of the award will not again become available for grant under the Plan.

As of December 31, 2025, 906,663 shares remained available for issuance under the Plan. The Plan and all awards granted under the Plan are intended to comply with Section 409A of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), to the extent subject thereto, and, accordingly, to the maximum extent permitted, the Plan and all awards agreements shall be interpreted and administered to be in compliance therewith.

The following summary briefly describes the principal features of the Plan and is qualified in its entirety by reference to the full text of the Plan.

Awards that may be granted include: (a) Incentive Stock Options, (b) Non-qualified Stock Options, (c) Stock Appreciation Rights, (d) Restricted Awards, (e) Performance Share Awards, and (f) Performance Compensation Awards. These awards offer our officers, employees, consultants and directors the possibility of future value, depending on the long-term price appreciation of our common stock and the award holder’s continuing service with the Company.

Stock options give the option holder the right to acquire from us a designated number of shares of common stock at a purchase price that is fixed upon the grant of the option. The exercise price generally will not be less than the market price of the common stock on the date of grant. Stock options granted may be either Incentive Stock Options or Non-qualified Stock Options.

Stock Appreciation Rights, or SARs, may be granted alone or in tandem with options, and have an economic value similar to that of options. When a SAR for a particular number of shares is exercised, the holder receives a payment equal to the difference between the fair market value of the shares on the date of exercise and the exercise price of the shares under the SAR. The exercise price for SARs is normally the market price of the shares on the date the SAR is granted. Under the Plan, holders of SARs may receive this payment — the appreciation value — either in cash or shares of common stock valued at the fair market value on the date of exercise. The form of payment will be determined by the administrator.

Restricted Awards are awards of shares of common stock or rights to shares of common stock to participants at no cost. Restricted Stock (as defined by the Amended and Restated Plan) represents issued and outstanding shares of common stock which may be subject to vesting criteria under the terms of the award within the discretion of the administrator. Restricted Stock Units (as defined by the Amended and Restated Plan) represent the right to receive shares of common stock which may be subject to satisfaction of vesting criteria under the terms of the award within the discretion of the administrator. Restricted Stock and the rights under Restricted Stock Units are forfeitable and non-transferable until they vest. The vesting date or dates and other conditions for vesting are established when the shares are awarded.

The Plan also provides for Performance Compensation Awards, representing the right to receive a payment, which may be in the form of cash, shares of common stock, or a combination, based on the attainment of pre-established goals.

All of the permissible types of awards under the Plan are described in more detail as follows:

Purposes of Plan. The purposes of the Plan are (a) to enable the Company and any affiliate company to attract and retain the types of employees, consultants and directors who will contribute to the Company’s long-term success; (b) provide incentives that align the interests of employees, consultants and directors with those of the stockholders of the Company; and (c) promote the success of the Company’s business.

Administration of the Plan. The Plan is administered by the Compensation Committee. In this summary, we refer to the Compensation Committee as the administrator. Among other things, the administrator has the authority to select persons who will receive awards, determine the types of awards and the number of shares to be covered by awards, and to establish the terms, conditions, performance criteria, restrictions and other provisions of awards. The administrator has authority to establish, amend and rescind rules and regulations relating to the Plan.

Eligible Recipients. Persons eligible to receive awards under the Plan are employees (including officers or directors who are also treated as employees); consultants, i.e., individuals engaged to provide consulting or advisory services to the Company; and directors.

Shares Available Under the Plan. The maximum number of shares of our common stock that may be delivered to participants under the Plan is 1,000,000, subject to adjustment for certain corporate changes affecting the shares, such as stock splits. Shares subject to an award under the Plan which is canceled, forfeited or expires again become available for grants under the Plan. However, shares tendered in payment of an option, delivered or withheld by the Company to satisfy any tax withholding obligation, or covered by a stock-settled SAR or other awards that were not issued upon the settlement of the award will not again become available for grant under the Plan.

Stock Options

General. Subject to the provisions of the Plan, the administrator has the authority to determine all grants of stock options. That determination will include: (i) the number of shares subject to any option; (ii) the exercise price per share; (iii) the expiration date of the option; (iv) the manner, time and date of permitted exercise; (v) other restrictions, if any, on the option or the shares underlying the option; and (vi) any other terms and conditions as the administrator may determine.

Option Price. The exercise price for stock options will be determined at the time of grant. Normally, the exercise price will not be less than the fair market value on the date of grant. As a matter of tax law, the exercise price for any Incentive Stock Option awarded may not be less than the fair market value of the shares on the date of grant. However, Incentive Stock Option grants to any person owning more than 10% of our voting stock must have an exercise price of not less than 110% of the fair market value on the grant date.

Exercise of Options. An option may be exercised only in accordance with the terms and conditions of the option agreement as established by the administrator at the time of the grant. The option must be exercised by notice to us, accompanied by payment of the exercise price. Payments may be made in cash or, at the option of the administrator, by actual or constructive delivery of shares of common stock based upon the fair market value of the shares on the date of exercise.

Expiration or Termination. Options, if not previously exercised, will expire on the expiration date established by the administrator at the time of grant. In the case of Incentive Stock Options, such term cannot exceed ten years provided that in the case of holders of more than 10% of our voting stock, such term cannot exceed five years. Options will terminate before their expiration date if the holder’s service with the Company or an affiliate company terminates before the expiration date. The option may remain exercisable for specified periods after certain terminations of employment, including terminations as a result of death, disability or retirement, with the precise period during which the option may be exercised to be established by the administrator and reflected in the grant evidencing the award.

Incentive Stock Options and Non-Qualified Stock Options. As described elsewhere in this summary, an Incentive Stock Option is an option that is intended to qualify under certain provisions of the Code for more favorable tax treatment than applies to Non-qualified Stock Options. Only employees may be granted Incentive Stock Options. Any option that does not qualify as an Incentive Stock Option will be a Non-qualified Stock Option. Under the Code, certain restrictions apply to Incentive Stock Options. For example, the exercise price for Incentive Stock Options may not be less than the fair market value of the shares on the grant date and the term of the option may not exceed ten years. In addition, an Incentive Stock Option may not be transferred, other than by will or the laws of descent and distribution, and is exercisable during the holder’s lifetime only by the holder. In addition, no Incentive Stock Option may be granted to a holder that is first exercisable in a single year if that option, together with all Incentive Stock Options previously granted to the holder that also first become exercisable in that year, relate to shares having an aggregate market value in excess of $100,000, measured at the grant date.

Stock Appreciation Rights.    Awards of SARs may be granted alone or in tandem with stock options. SARs provide the holder with the right, upon exercise, to receive a payment, in cash or shares of stock, having a value equal to the excess of the fair market value on the exercise date of the shares covered by the award over the exercise price of those shares. Essentially, a holder of a SAR benefits when the market price of the common stock increases, to the same extent that the holder of an option does, but, unlike an option holder, the SAR holder need not pay an exercise price upon exercise of the award.

Restricted Stock. Restricted Stock is a grant of shares of common stock. These awards may be subject to such vesting conditions, restrictions and contingencies as the administrator shall determine at the date of grant. Those may include requirements for continuous service and/or the achievement of specified performance goals. Restricted Stock is forfeitable and generally non-transferable until it vests. The vesting date or dates and other conditions for vesting are established when the shares are awarded. The administrator may remove any vesting or other restrictions from Restricted Stock whenever it may determine that, by reason of changes in applicable laws or other changes in circumstances arising after the date of grant, such action is appropriate. Holders of Restricted Stock otherwise generally have the rights of stockholders of the Company, including voting and dividend rights, to the same extent as other stockholders of the Company.

Restricted Stock Units. A Restricted Stock Unit is a right to receive stock on a future date, at which time the Restricted Stock Unit will be settled and the stock to which it granted rights will be issued to the Restricted Stock Unit holder.  These awards may be subject to such vesting conditions, restrictions and contingencies as the administrator shall determine at the date of grant. Restricted Stock Units are forfeitable and generally non-transferable until they vest. The administrator may remove any vesting or other restrictions from a Restricted Stock Unit whenever it may determine that, by reason of changes in applicable laws or other changes in circumstances arising after the date of grant, such action is appropriate. A Restricted Stock Unit holder has no rights as a stockholder. The administrator may exercise discretion to credit a Restricted Stock Unit with cash and stock dividends, with or without interest, and distribute such credited amounts upon settlement of a Restricted Stock Unit, and if the Restricted Stock Unit is forfeited, such dividend equivalents will also be forfeited.

Performance Share Awards and Performance Compensation Awards. The administrator may grant Performance Share Awards and Performance Compensation Awards. A Performance Share Award means the grant of a right to receive a number of actual shares of common stock or share units based upon the performance of the Company during a performance period, as determined by the administrator. The administrator may determine the number of shares subject to the Performance Share Award, the performance period, the conditions to be satisfied to earn an award, and the other terms, conditions and restrictions of the award. No payout of a Performance Share Award will be made except upon written certification by the administrator that the minimum threshold performance goal(s) have been achieved.

The administrator may also designate any of the other awards described above as a Performance Compensation Award (other than stock options and SARs granted with an exercise price equal to or greater than the fair market value per share of common stock on the grant date). In addition, the administrator shall have the authority to make an award of a cash bonus to any participant and designate such award as a Performance Compensation Award. The participant must be employed by the Company on the last day of the performance period to be eligible for payment in respect of a Performance Compensation Award unless otherwise provided in the applicable award agreement. A Performance Compensation Award will be paid only to the extent that the administrator certifies in writing whether and the extent to which the applicable performance goals for the performance period have been achieved and the applicable performance formula determines that the Performance Compensation Award has been earned. A performance formula means, for a performance period, one or more objective formulas applied against the relevant performance goal to determine, with regard to the Performance Compensation Award of a particular participant, whether all, some portion but less than all, or none of the Performance Compensation Award has been earned for the performance period. The administrator will not have the discretion to grant or provide payment in respect of a Performance Compensation Award for a performance period if the performance goals for such performance period have not been attained.

The administrator will establish performance goals for each Performance Compensation Award based upon the performance criteria that it has selected. The performance criteria shall be based on the attainment of specific levels of performance of the Company and may include the following: (a) net earnings or net income (before or after taxes); (b) basic or diluted earnings per share (before or after taxes); (c) net revenue or net revenue growth; (d) gross revenue; (e) gross profit or gross profit growth; (f) net operating profit (before or after taxes); (g) return on assets, capital, invested capital, equity, or sales; (h) cash flow (including, but not limited to, operating cash flow, free cash flow, and cash flow return on capital); (i) earnings before or after taxes, interest, depreciation and/or amortization; (j) gross or operating margins; (k) improvements in capital structure; (l) budget and expense management; (m) productivity ratios; (n) economic value added or other value added measurements; (o) share price (including, but not limited to, growth measures and total stockholder return); (p) expense targets; (q) margins; (r) operating efficiency; (s) working capital targets; (t) enterprise value; (u) safety record; (v) completion of acquisitions or business expansion; (w) achieving research and development goals and milestones; (x) achieving product commercialization goals; and (y) other criteria as may be set by the administrator from time to time.

The administrator will also determine the performance period for the achievement of the performance goals under a Performance Compensation Award. At any time during the first 90 days of a performance period (or such longer or shorter time period as the administrator shall determine) or at any time thereafter, in its sole and absolute discretion, to adjust or modify the calculation of a performance goal for such performance period in order to prevent the dilution or enlargement of the rights of participants based on the following events: (a) asset write-downs; (b) litigation or claim judgments or settlements; (c) the effect of changes in tax laws, accounting principles, or other laws or regulatory rules affecting reported results; (d) any reorganization and restructuring programs; (e) extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 (or any successor or pronouncement thereto) and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year; (f) acquisitions or divestitures; (g) any other specific unusual or nonrecurring events, or objectively determinable category thereof; (h) foreign exchange gains and losses; and (i) a change in the Company’s fiscal year.

Any one or more of the performance criteria may be used on an absolute or relative basis to measure the performance of the Company, as the administrator may deem appropriate, or as compared to the performance of a group of comparable companies, or published or special index that the administrator deems appropriate.

In determining the actual size of an individual Performance Compensation Award, the administrator may reduce or eliminate the amount of the award through the use of negative discretion if, in its sole judgment, such reduction or elimination is appropriate. The administrator shall not have the discretion to (i) grant or provide payment in respect of Performance Compensation Awards if the performance goals have not been attained or (ii) increase a Performance Compensation Award above the maximum amount payable under the Amended and Restated Plan.

Other Material Provisions. Awards will be evidenced by a written agreement, in such form as may be approved by the administrator. In the event of various changes to the capitalization of the Company, such as stock splits, stock dividends and similar re-capitalizations, an appropriate adjustment will be made by the administrator to the number of shares covered by outstanding awards or to the exercise price of such awards. The administrator generally has the power to accelerate the exercise or vesting period of an award. The administrator is also permitted to include in the written agreement provisions that provide for certain changes in the award in the event of a change of control of the Company, including acceleration of vesting or payment of the value of the award in cash or stock. Except as otherwise determined by the administrator at the date of grant, awards will generally not be transferable, other than by will or the laws of descent and distribution. Prior to any award distribution, to the extent provided by the terms of an award agreement and subject to the discretion of the administrator, a participant may satisfy any employee withholding tax requirements relating to the exercise or acquisition of common stock under an award by tendering a cash payment authorizing the Company to withhold shares of common stock otherwise issuable to the participant as a result of the exercise or acquisition of common stock under the award (in addition to the Company’s right to withhold from any compensation paid to the participant by the Company). Our board of directors has the authority, at any time, to discontinue the granting of awards. The board also has the authority to alter or amend the Plan or any outstanding award or may terminate the Plan as to further grants, provided that no amendment to the Plan will be made, without the approval of our stockholders, to the extent that such approval is required by law or the rules of an applicable securities exchange, or such alteration or amendment would change the number of shares available under the Plan or change the persons eligible for awards under the Plan. No amendment to an outstanding award made under the Plan that would adversely affect the award may be made without the consent of the holder of such award.

Clawback Policy

On November 2, 2023, our board of directors adopted a Clawback Policy in accordance with applicable NYSE American rules (the “Clawback Policy”). The Clawback Policy provides that we will recover reasonably promptly the amount of erroneously awarded incentive-based compensation to any current or former executive officers in the event that the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period. A copy of the Clawback Policy has been filed as Exhibit 97.1 to the 2024 Form 10-K.

DESCRIPTION OF SECURITIES

The description of our authorized capital stock and our outstanding securities in the 2024 Form 10-K is incorporated by reference to Exhibit 4.1 thereto, and supplemented or updated as follows:

General

The authorized capital stock of the Company consists of 150,000,000 shares of common stock, par value $0.0001 per share, and 15,000,000 shares of preferred stock, par value $0.0001 per share (“preferred stock”). No other classes of securities are authorized under the Company’s Second Amended and Restated Certificate of Incorporation, as amended.

As of January 13, 2026, there were 4,232,781 shares of common stock, and owned by 77 stockholders of record, not including holders whose shares are held in nominee or “street name” accounts through banks, brokers or other financial institutions, and no shares of preferred stock were issued and outstanding.

Warrants We Are Offering

The following summary of certain terms and conditions of the warrants is not complete and is subject to, and qualified in its entirety by, the provisions of the warrants, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the form of warrant for a complete description of the terms and conditions of the warrants.

General. The common stock being offered in this offering is being sold in combination with warrants, with each share of common stock being accompanied by a warrant initially exercisable to purchase one share of common stock. The warrants may initially be exercised to purchase up to 14,225,250 shares of common stock (or 16,359,037 shares of common stock assuming the exercise of the underwriters’ option in full) in aggregate.

Duration, Exercise Price and Form. Each warrant will have an initial exercise price of $0.7086 per share, which equals 120% of the combined public offering price per share of common stock and warrants. The warrants will be exercisable upon issuance, subject to the Beneficial Ownership Limitation described below, and will expire on the earlier of full exercise, five years from the initial exercise date and the date of the Business Combination Closing. The exercise price and number of shares of common stock issuable upon exercise will be subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our common stock and the exercise price.

The warrants will be issued separately from the common stock, as the case may be, and may be transferred separately immediately thereafter.

Exercisability. The warrants will be exercisable, at the option of each holder, in whole or in part, from the date of issuance until termination on the earlier of full exercise, five years from the initial exercise date and the date of the Business Combination Closing, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise, subject to the Beneficial Ownership Limitation and the zero cash exercise option described below.

Beneficial Ownership Limitation. A holder (together with its affiliates) may not exercise any portion of such holder’s warrants to the extent that the holder would own more than 4.99% of the outstanding common stock (or at the election of a holder prior to the date of issuance, 9.99%) immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding stock after exercising the holder’s warrants up to 9.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the warrants.

Cashless Exercise. If, at the time a holder exercises its warrants, a registration statement registering the issuance of the shares of common stock underlying the warrants under the Securities Act is not then effective or available and an exemption from registration under the Securities Act is not available for the issuance of such shares, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of common stock determined according to a formula set forth under “Zero Cash Exercise” below. Notwithstanding anything to the contrary, there are no circumstances that would require us to net cash settle the exercise of the warrants.

Zero Cash Exercise. At 9:00 a.m. (New York City time) on January 20, 2026, the warrants will be automatically exercised on a “zero cash exercise” basis for the lesser of the total amount of shares of common stock that the warrants may be exercised for according to the formula set forth below at the time of such exercise and the Beneficial Ownership Limitation. At any time thereafter until 4:30 p.m. (New York City time) on January 23, 2026, the warrants may be exercised on a zero cash exercise basis according to the formula set forth below for the unexercised portion of the warrants, subject to the Beneficial Ownership Limitation. At the time of each such zero cash exercise, subject to the Beneficial Ownership Limitation, each of the warrants will be exercised, without payment of any additional cash or other consideration to the Company, for a number of shares of common stock equal to the lesser of (i) the unexercised portion of the warrant and (ii) a number of shares determined by multiplying the total number of warrant shares with respect to which the warrant is then being exercised by the Black Scholes Value divided by the lower of the two closing bid prices of the common stock in the two trading days prior to the time of such exercise, but in any event not less than the Floor Price, or up to 14,225,250 shares of common stock in aggregate if exercised on a zero cash exercise basis at the Floor Price. The zero cash exercise option may be used regardless of whether a registration statement registering the issuance of the shares of common stock underlying the warrants under the Securities Act is effective or available.

Fundamental Transactions. If, at any time while the warrants are outstanding, (1) we consolidate or merge with or into another corporation whether or not the Company is the surviving corporation, (2) we sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of our assets, or any of our significant subsidiaries, (3) any purchase offer, tender offer or exchange offer (whether by us or another individual or entity) is completed pursuant to which holders of our common stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of our common stock, (4) we effect any reclassification or recapitalization of our common stock or any compulsory exchange pursuant to which our common stock is converted into or exchanged for other securities, cash or property, or (5) we consummate a securities purchase agreement or other business combination with another person or entity whereby such other person or entity acquires more than 50% of our outstanding common stock, then such transaction shall be deemed a “Fundamental Transaction,” provided, however, that any transactions contemplated by the Business Combination Agreement shall not be deemed a Fundamental Transaction. Upon any subsequent exercise of the warrants, the holders thereof will have the right to receive the same amount and kind of securities, cash or property as they would have been entitled to receive upon the occurrence of such Fundamental Transaction if they had been, immediately prior to such Fundamental Transaction, the holders of the number of shares of common stock then issuable upon exercise of those warrants, and any additional consideration payable as part of the Fundamental Transaction. Notwithstanding the foregoing, in the event of a Fundamental Transaction, the holders of the warrants will have the right to require us or a successor entity to redeem the warrants for cash in the amount of the Fundamental Transaction Black Scholes Value (as defined in the warrants) of the remaining unexercised portion of the warrants on the date of the consummation of such Fundamental Transaction, concurrently with or within 30 days following the consummation of a Fundamental Transaction.

Transferability. Subject to applicable laws, a warrant may be transferred at the option of the holder upon surrender of the warrant to us together with the appropriate instruments of transfer.

Fractional Shares. No fractional shares of common stock will be issued upon the exercise of the warrants. Rather, the number of shares of common stock to be issued will be rounded to the nearest whole number, subject to the Beneficial Ownership Limitation.

Trading Market. There is no established trading market for the warrants, and we do not expect a market to develop. We do not intend to apply for a listing of the warrants on any securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the warrants will be limited. The common stock issuable upon exercise of the warrants is currently listed on the NYSE American.

No Rights as a Stockholder. Except as otherwise provided in the warrants or by virtue of the holders’ ownership of shares of common stock, the holders of the warrants will not have the rights or privileges of holders of our shares of common stock, including any voting rights, until such warrant holders exercise their warrants.

Governing Law. The warrants will be governed by New York law.

Representative’s Warrants

The following summary of certain terms and conditions of the Representative’s Warrants is not complete and is subject to, and qualified in its entirety by, the provisions of the Representative’s Warrants, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the form of Representative’s Warrants for a complete description of the terms and conditions of the Representative’s Warrants.

General. We have agreed to issue to the Representative (or its permitted assignees) the Representative’s Warrants initially exercisable to purchase up to 474,175 shares of common stock (or 545,301 shares of common stock assuming the exercise of the underwriters’ option in full) as a portion of the compensation payable to the Representative in connection with this offering.

Duration, Exercise Price and Form. The Representative’s Warrants will have an initial exercise price of $0.7086 per share, which equals 120% of the combined public offering price per share of common stock and warrants. The Representative’s Warrants will be exercisable upon issuance, subject to the Beneficial Ownership Limitation described below, and will expire on the earlier of full exercise, five years from the initial exercise date and the date of the Business Combination Closing. The exercise price and number of shares of common stock issuable upon exercise will be subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our common stock and the exercise price.

Exercisability. The Representative’s Warrants will be exercisable, at the option of each holder, in whole or in part, from the date of issuance until termination on the earlier of full exercise, five years from the initial exercise date and the date of the Business Combination Closing, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise, subject to the Beneficial Ownership Limitation and the zero cash exercise option described below.

Beneficial Ownership Limitation. A holder (together with its affiliates) may not exercise any portion of such holder’s Representative’s Warrants to the extent that the holder would own more than 4.99% of the outstanding common stock (or at the election of a holder prior to the date of issuance, 9.99%) immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding stock after exercising the holder’s Representative’s Warrants up to 9.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Representative’s Warrants.

Cashless Exercise. If, at the time a holder exercises its Representative’s Warrants, a registration statement registering the issuance of the shares of common stock underlying the Representative’s Warrants under the Securities Act is not then effective or available and an exemption from registration under the Securities Act is not available for the issuance of such shares, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of common stock determined according to a formula set forth under “Zero Cash Exercise” below. Notwithstanding anything to the contrary, there are no circumstances that would require us to net cash settle the exercise of the Representative’s Warrants.

Zero Cash Exercise. At 9:00 a.m. (New York City time) on January 20, 2026, the Representative’s Warrants will be automatically exercised on a “zero cash exercise” basis for the lesser of the total amount of shares of common stock that the Representative’s Warrants may be exercised for according to the formula set forth below at the time of such exercise and the Beneficial Ownership Limitation. At any time thereafter until 4:30 p.m. (New York City time) on January 23, 2026, the Representative’s Warrants may be exercised on a zero cash exercise basis according to the formula set forth below for the unexercised portion of the warrants, subject to the Beneficial Ownership Limitation. At the time of each such zero cash exercise, subject to the Beneficial Ownership Limitation, the Representative’s Warrants will be exercised, without payment of any additional cash or other consideration to the Company, for a number of shares of common stock equal to the lesser of (i) the unexercised portion of the Representative’s Warrants and (ii) a number of shares determined by multiplying the total number of warrant shares with respect to which the Representative’s Warrants are then being exercised by the Black Scholes Value (as defined in the Representative’s Warrants) divided by the lower of the two closing bid prices of the common stock in the two trading days prior to the time of such exercise, but in any event not less than the Floor Price, or up to 474,175 shares of common stock in aggregate if exercised on a zero cash exercise basis at the Floor Price. The zero cash exercise option may be used regardless of whether a registration statement registering the issuance of the shares of common stock underlying the Representative’s Warrants under the Securities Act is effective or available.

Fundamental Transactions. If, at any time while the Representative’s Warrants are outstanding, (1) we consolidate or merge with or into another corporation whether or not the Company is the surviving corporation, (2) we sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of our assets, or any of our significant subsidiaries, (3) any purchase offer, tender offer or exchange offer (whether by us or another individual or entity) is completed pursuant to which holders of our common stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of our common stock, (4) we effect any reclassification or recapitalization of our common stock or any compulsory exchange pursuant to which our common stock is converted into or exchanged for other securities, cash or property, or (5) we consummate a securities purchase agreement or other business combination with another person or entity whereby such other person or entity acquires more than 50% of our outstanding common stock, then such transaction shall be deemed a “Fundamental Transaction,” provided, however, that any transactions contemplated by the Business Combination Agreement shall not be deemed a Fundamental Transaction. Upon any subsequent exercise of the Representative’s Warrants, the holders thereof will have the right to receive the same amount and kind of securities, cash or property as they would have been entitled to receive upon the occurrence of such Fundamental Transaction if they had been, immediately prior to such Fundamental Transaction, the holders of the number of shares of common stock then issuable upon exercise of the Representative’s Warrants, and any additional consideration payable as part of the Fundamental Transaction. Notwithstanding the foregoing, in the event of a Fundamental Transaction, the holders of the Representative’s Warrants will have the right to require us or a successor entity to redeem the Representative’s Warrants for cash in the amount of the Fundamental Transaction Black Scholes Value (as defined in the Representative’s Warrants) of the remaining unexercised portion of the Representative’s Warrants on the date of the consummation of such Fundamental Transaction, concurrently with or within 30 days following the consummation of a Fundamental Transaction.

Transferability. Subject to applicable laws, the Representative’s Warrants may be transferred at the option of the holders upon surrender of the Representative’s Warrants to us together with the appropriate instruments of transfer.

Fractional Shares. No fractional shares of common stock will be issued upon the exercise of the Representative’s Warrants. Rather, the number of shares of common stock to be issued will be rounded to the nearest whole number, subject to the Beneficial Ownership Limitation.

Trading Market. There is no established trading market for the Representative’s Warrants, and we do not expect a market to develop. We do not intend to apply for a listing of the Representative’s Warrants on any securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the Representative’s Warrants will be limited. The common stock issuable upon exercise of the Representative’s Warrants is currently listed on the NYSE American.

No Rights as a Stockholder. Except as otherwise provided in the Representative’s Warrants or by virtue of the holders’ ownership of shares of common stock, the holders of the Representative’s Warrants will not have the rights or privileges of holders of our shares of common stock, including any voting rights, until such warrant holders exercise their Representative’s Warrants.

Governing Law. The Representative’s Warrants will be governed by New York law.

UNDERWRITING

We are offering the securities described in this prospectus through the underwriters listed below. Maxim Group LLC, the Representative, is acting as the book running manager of the offering. We have entered into an underwriting agreement, dated as of January 13, 2026, with the underwriters. Subject to the terms and conditions of the underwriting agreement, each underwriter has severally agreed to purchase the number of securities set forth opposite its name below:

Underwriters	Number of Shares of Common Stock	Number of Warrants
Maxim Group LLC	9,483,500	14,225,250
TOTAL	9,483,500	14,225,250

The underwriters have agreed to purchase all of the securities offered by this prospectus (other than those covered by the over-allotment option described below). The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

The securities offered hereby should be ready for delivery on or about January 14, 2026, against payment in immediately available funds.

The underwriters are offering the securities subject to various conditions and may reject all or part of any order. The Representative has advised us that the underwriters propose to offer our securities directly to the public at the public offering price that appears on the cover page of this prospectus. In addition, the underwriters may offer some of the shares of common stock to other securities dealers at such price less a concession of up to $0.02362 per share of common stock. After the securities are released for sale to the public, the underwriters may change the offering price and other selling terms at various times.

Discretionary Accounts

The underwriters do not intend to confirm sales of the securities offered hereby to any accounts over which they have discretionary authority.

Over-Allotment Option

We have granted the underwriters an over-allotment option. This option, which is exercisable for up to forty-five (45) days after the date of this prospectus, permits the underwriters to purchase a maximum of 1,422,525 additional shares of common stock and/or warrants initially exercisable to purchase up to 2,133,787 shares of common stock. The over-allotment option may be used to purchase such shares of common stock and/or warrants, or any combination thereof, as determined by the underwriters. If the underwriters exercise all or part of this option, they will purchase securities covered by the option at the public offering price that appears on the cover page of this prospectus, less underwriting discounts and commissions.

Discounts and Commissions

The following table provides information regarding the amount of the discounts and commissions to be paid to the underwriters by us, before expenses, assuming both no exercise and full exercise of the over-allotment option and does not include the fees and expenses of the Representative:

	Per Share and Warrant	Total Assuming No Exercise of Over-Allotment Option	Total Assuming Full Exercise of Over-Allotment Option
Public offering price	0.5905	$5,600,006.75	$6,440,008.76
Underwriting discounts and commissions (7%)	0.0413	$392,000.47	$450,801.54
Proceeds, before expenses, to us	0.5492	$5,208,006.28	$5,989,207.22

In addition to the above, we will reimburse the Representative for certain of its accountable and out-of-pocket expenses incurred in connection with this offering, including the Representative’s legal fees, and actual travel and reasonable out-of-pocket expenses, in an amount not to exceed $90,000. If this offering is not completed, we have agreed to reimburse the Representative for its actual expenses in an amount not to exceed $15,000. We have agreed to the payment of $15,000 to be applied against the Representative’s anticipated out-of-pocket expenses (the “Advance”). Upon acceptance of the engagement by the Representative, the Company delivered to the Representative the Advance. Such Advance will be applied against the Representative’s expenses in connection with the offering, and to the extent not actually incurred, such Advance shall be reimbursed to us.

We estimate that the total expenses of the offering payable by us, including registration and filing fees, printing fees and legal and accounting expenses, but excluding the Representative fees above, will be approximately $262,133. This figure includes, among other things, the Representative’s expenses (including the fees, costs and expenses for the Representative’s legal counsel) that we have agreed to reimburse.

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and liabilities arising from breaches of representations and warranties contained in the underwriting agreement, or to contribute to payments that the underwriters may be required to make in respect of those liabilities.

Lock-Up Agreements

The Company has agreed that for a period of the lesser of ninety (90) days from the date of the closing of this offering or thirty (30) days from the date of the Business Combination Closing, that the Company may not, without the prior written consent of the Representative (i) issue, enter into any agreement to issue or announce the issuance or proposed issuance of any shares of common stock or common stock equivalents or (ii) file any registration statement or prospectus, or any amendment or supplement thereto, subject to certain conditions and exceptions.

The Company’s directors and officers have entered into customary “lock-up” agreements in favor of the Representative pursuant to which such persons and entities have agreed, for a period of the lesser of ninety (90) days from the date of the closing of this offering or thirty (30) days from the date of the Business Combination Closing, that they shall neither offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any securities of the Company without the Representative’s prior written consent, subject to certain conditions and exceptions.

Representative’s Warrants

We have agreed to issue to the Representative (or its permitted assignees) Representative’s Warrants to purchase a number of shares of common stock equal to 5% of the total number of shares being sold in this offering, including any shares of common stock sold pursuant to the over-allotment option. The Representative’s Warrants will be substantially identical to the warrants issued in the offering. See “Description of Securities – Representative’s Warrants” for a description of such terms. See the form of Representative’s Warrant filed as an exhibit hereto for all of the terms of the Representative’s Warrants. The Representative Warrants and the shares of common stock underlying the Representative’s Warrants are being registered on the registration statement of which this prospectus forms a part. The Representative’s Warrants shall have an exercise price of $0.7086 per share (120% of the public offering price of the shares being sold in this offering prior to deduction of underwriting discounts and commissions) which shall expire no later than five years after the closing date of this offering in accordance with FINRA Rule 5110, subject to adjustment therein, and registered in the name of the Representative.  The Representative’s Warrants may be exercised as to all or a lesser number of shares of common stock, will provide for cashless exercise and will contain provisions for on-demand registration of the sale of the underlying shares of common stock at the Company’s expense, an additional demand registration at the warrant holders’ expense, and unlimited “piggyback” registration rights for a period of five (5) years after the Closing at the Company’s expense. The Representative’s Warrants shall further provide for anti-dilution protection (adjustment in the number and price of such warrants and the shares underlying such warrants) resulting from corporate events (which would include dividends, reorganizations, mergers, stock splits, etc.) but shall not contain price-based antidilution provisions.

If all of the Representative’s Warrants are exercised on a zero cash exercise basis at the Floor Price, an aggregate of 474,175 shares would be issued upon such zero cash exercise without payment of any additional cash or other consideration to the Company (assuming no exercise of the underwriters’ over-allotment option).

Other Rights

If within twelve (12) months following the closing of this offering, we complete any financing of equity, equity-linked, convertible or debt or other capital raising activity with, or receive any proceeds from, any investors contacted or introduced by the Representative during the Representative’s engagement, then we will compensate the Representative upon the closing of such financing in the manner provided in this offering.

Stabilization

SEC rules may limit the ability of the underwriters to bid for or purchase shares before the distribution of the shares is completed. However, the underwriters may engage in the following activities in accordance with the rules:

●	Stabilizing transactions — The underwriters may make bids or purchases for the purpose of pegging, fixing or maintaining the price of the shares, so long as stabilizing bids do not exceed a specified maximum.

●	Over-allotments and syndicate covering transactions — The underwriters may sell more shares of common stock in connection with this offering than the number of shares than they have committed to purchase. This over-allotment creates a short position for the underwriters. This short sales position may involve either “covered” short sales or “naked” short sales. Covered short sales are short sales made in an amount not greater than the underwriters’ over-allotment option to purchase additional shares in this offering described above. The underwriters may close out any covered short position either by exercising the over-allotment option or by purchasing shares in the open market. To determine how they will close the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market, as compared to the price at which they may purchase shares through the over-allotment option. Naked short sales are short sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that, in the open market after pricing, there may be downward pressure on the price of the shares that could adversely affect investors who purchase shares in this offering.

●	Penalty bids — If the Representative purchases shares in the open market in a stabilizing transaction or syndicate covering transaction, it may reclaim a selling concession from the underwriters and selling group members who sold those shares as part of this offering.

●	Passive market making — Market makers in the shares who are underwriters or prospective underwriters may make bids for or purchases of shares, subject to limitations, until the time, if ever, at which a stabilizing bid is made.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales or to stabilize the market price of our shares of common stock may have the effect of raising or maintaining the market price of shares of our common stock or preventing or mitigating a decline in the market price of shares of our common stock. As a result, the price of shares of our common stock may be higher than the price that might otherwise exist in the open market. The imposition of a penalty bid might also have an effect on the price of the shares if it discourages resales of the shares.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Securities Transfer Corporation.

Listing

Our shares of common stock are listed on the NYSE American under the symbol “SGN”.

Determination of Offering Price

The public offering price of the securities we are offering has been negotiated between us and the underwriters based on the trading of shares of our common stock prior to the offering, among other things. Other factors considered in determining the public offering price of the securities we are offering include our history and prospects, the stage of development of our business, our business plans for the future and the extent to which they have been implemented, an assessment of our management, the general conditions of the securities markets at the time of the offering and such other factors as were deemed relevant. The public offering price of the securities being offered to investors in this offering shall be equal to or greater than the closing price of shares of our common stock as reported by the NYSE American immediately preceding the effectiveness of the registration statement of which this prospectus forms a part.

Electronic Offer, Sale and Distribution of Securities

A prospectus in electronic format may be made available on a website maintained by the underwriters. In connection with the offering, the underwriters or selected dealers may distribute prospectuses electronically. No forms of electronic prospectus other than prospectuses that are printable as Adobe® PDF will be used in connection with this offering.

Other than the prospectus in electronic format, the information on the underwriters’ website and any information contained in any other website maintained by the underwriters is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the underwriters in their capacity as underwriter and should not be relied upon by investors.

Certain Relationships

The underwriters and certain of their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and certain of their affiliates may in the future perform various commercial and investment banking and financial advisory services for us, for which they will receive customary fees and expenses.

Selling Restrictions

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published, in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to this offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Australia. No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (ASIC), in relation to the offering.

This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the Corporations Act) and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the securities may only be made to persons (the Exempt Investors) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the securities without disclosure to investors under Chapter 6D of the Corporations Act.

The securities applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring securities must observe such Australian on-sale restrictions.

This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Brazil. The offer of securities described in this prospectus will not be carried out by means that would constitute a public offering in Brazil under Law No. 6,385, of December 7, 1976, as amended, under the CVM Rule (Instrução) No. 400, of December 29, 2003. The offer and sale of the securities have not been and will not be registered with the Comissão de Valores Móbilearios in Brazil. The securities have not been offered or sold, and will not be offered or sold in Brazil, except in circumstances that do not constitute a public offering or distribution under Brazilian laws and regulations.

Canada. The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31 103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment or supplement thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33 105 Underwriting Conflicts (NI 33 105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding conflicts of interest in connection with this offering.

Cayman Islands. No invitation, whether directly or indirectly, may be made to the public in the Cayman Islands to subscribe for our securities.

European Economic Area. In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any securities may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any securities may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

●	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

●	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of securities shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any securities to be offered so as to enable an investor to decide to purchase any securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Hong Kong. The contents of this prospectus have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this prospectus, you should obtain independent professional advice. Please note that (i) the securities may not be offered or sold in Hong Kong, by means of this prospectus or any document other than to “professional investors” within the meaning of Part I of Schedule 1 of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) (SFO) and any rules made thereunder, or in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong) (CO) or which do not constitute an offer or invitation to the public for the purpose of the CO or the SFO, and (ii) no advertisement, invitation or document relating to the securities may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere) which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the SFO and any rules made thereunder.

Israel. This document does not constitute a prospectus under the Israeli Securities Law, 5728-1968, or the Securities Law, and has not been filed with or approved by the Israel Securities Authority. In the State of Israel, this document may be distributed only to, and may be directed only at, and any offer of the securities may be directed only at, investors listed in the first addendum, or the Addendum, to the Israeli Securities Law, consisting primarily of joint investment in trust funds, provident funds, insurance companies, banks, portfolio managers, investment advisors, members of the Tel Aviv Stock Exchange, underwriters, venture capital funds, entities with equity in excess of NIS 50 million and “qualified individuals”, each as defined in the Addendum (as it may be amended from time to time), collectively referred to as qualified investors (in each case purchasing for their own account or, where permitted under the Addendum, for the accounts of their clients who are investors listed in the Addendum). Qualified investors will be required to submit written confirmation that they fall within the scope of the Addendum, are aware of the meaning of same and agree to it.

The People’s Republic of China. This prospectus may not be circulated or distributed in the People’s Republic of China (PRC) and the securities may not be offered or sold, and will not offer or sell to any person for re-offering or resale directly or indirectly to any resident of the PRC except pursuant to applicable laws, rules and regulations of the PRC. For the purpose of this paragraph only, the PRC does not include Taiwan and the special administrative regions of Hong Kong and Macau.

Switzerland. The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (the SIX) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the securities or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering or the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority (FINMA), and the offer of securities has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (CISA). Accordingly, no public distribution, offering or advertising, as defined in CISA, its implementing ordinances and notices, and no distribution to any non-qualified investor, as defined in CISA, its implementing ordinances and notices, shall be undertaken in or from Switzerland, and the investor protection afforded to acquirers of interests in collective investment schemes under CISA does not extend to acquirers of securities.

Taiwan. The securities have not been and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitutes an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the securities in Taiwan.

United Kingdom. This prospectus has only been communicated or caused to have been communicated and will only be communicated or caused to be communicated as an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act of 2000, or the FSMA) as received in connection with the issue or sale of the securities in circumstances in which Section 21(1) of the FSMA does not apply to us. All applicable provisions of the FSMA will be complied with in respect to anything done in relation to the securities in, from or otherwise involving the United Kingdom.

LEGAL MATTERS

Certain legal matters relating to the offering and sale of the securities offered hereby will be passed upon for us by Bevilacqua PLLC. The Representative is being represented by Pryor Cashman LLP, New York, New York.

EXPERTS

The financial statements of the Company for the years ended December 31, 2024 and 2023 incorporated by reference in this prospectus have been audited by Barton CPA PLLC, an independent registered public accounting firm, as set forth in their report thereon, included therein. Such financial statements are incorporated by reference into this prospectus in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

The balance sheets of One Blockchain (formerly known as BV Power Alpha LLC) as of December 31, 2024 (successor) and 2023 (predecessor), the related statements of income, statements of members’ equity, and statements of cash flows for the successor period from February 8, 2024 to December 31, 2024, the predecessor period from January 1, 2024 to February 7, 2024, and the year ended December 31, 2023 (predecessor), have been audited, and the financial statements of One Blockchain as of September 30, 2025 (successor) and December 31, 2024 (successor), and for the three months ended September 30, 2025 and 2024 (successor) and nine months ended September 30, 2025 (successor), and period from February 8, 2024 to September 30, 2024 (successor), and period from January 1, 2024 to February 7, 2024 (predecessor), have been reviewed, by Berkowitz Pollack Brant Advisors + CPAs, an independent registered public accounting firm, as stated in their reports thereon and incorporated by reference into this prospectus in reliance upon such reports and upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION; DOCUMENTS INCORPORATED BY REFERENCE

Available Information

We file annual, quarterly and current reports, proxy statements, and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information regarding companies, such as ours, that file documents electronically with the SEC. The website address is https://www.sec.gov. Copies of all reports and documents that are publicly filed by us with the SEC are also available on our website at https://ir.signingdaysports.com/. Information accessible on or through our website is not a part of this prospectus.

This prospectus is part of a registration statement that we filed with the SEC and does not contain all of the information in the registration statement. You should review the information and exhibits in the registration statement for further information on us and the securities that we are offering. Statements in this prospectus about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should read the actual documents for a more complete description of the relevant matters.

Incorporation by Reference

The SEC allows us to incorporate by reference much of the information that we file with the SEC, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference in this prospectus is considered to be part of this prospectus. Because we are incorporating by reference future filings with the SEC, this prospectus is continually updated and those future filings may modify or supersede some of the information included or incorporated by reference in this prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference have been modified or superseded. This prospectus incorporates by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (in each case, other than those documents or the portions of those documents furnished pursuant to Items 2.02 or 7.01 of any Current Report on Form 8-K and, except as may be noted in any such Form 8-K, exhibits filed on such form that are related to such information), including after the date of the initial registration statement of which this prospectus forms a part was filed and prior to effectiveness of the registration statement of which this prospectus forms a part, until the offering of the securities under the registration statement of which this prospectus forms a part is terminated:

●	our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on April 11, 2025, as amended by Amendment No. 1 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on August 6, 2025;

●	our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2025, filed with the SEC on November 12, 2025;

●	our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2025, filed with the SEC on August 12, 2025;

●	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2025, filed with the SEC on May 15, 2025, as amended by Amendment No. 1 to our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2025, filed with the SEC on August 6, 2025;

●	our Current Reports on Form 8-K (and any amendments thereto on Form 8-K/A) filed with the SEC on January 29, 2025, January 30, 2025, January 30, 2025, February 4, 2025, February 20, 2025, March 4, 2025, April 18, 2025, May 28, 2025, July 22, 2025, July 31, 2025, August 25, 2025, August 29, 2025, September 25, 2025, November 12, 2025, November 14, 2025, November 18, 2025 , and December 22, 2025 (other than information furnished and not filed);

·	the preliminary proxy statement of Signing Day Sports contained in the Registration Statement on Form S-4/A filed by BlockchAIn with the SEC on December 23, 2025; and

●	the description of the common stock which is contained in the Company’s Registration Statement on Form 8-A filed with the SEC on November 9, 2023 (File No. 001-41863) pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

Any statement made in a document incorporated by reference into this prospectus or any prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus or such prospectus supplement to the extent that a statement contained in this prospectus or such prospectus supplement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus or such prospectus supplement.

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, at no cost, upon written or oral request, a copy of any or all of the reports or documents that are incorporated by reference into this prospectus, other than exhibits to such reports or documents unless such exhibits are specifically incorporated by reference into such documents. Requests should be directed to Signing Day Sports, Inc., Attn: Secretary, 8355 East Hartford Rd., Suite 100, Scottsdale, AZ 85255, or by calling us at (480) 220-6814. Copies of all reports or documents that are incorporated by reference into this prospectus are also available on our website at https://ir.signingdaysports.com/.

Signing Day Sports, Inc.

9,483,500 Shares of Common Stock

and

Warrants to Purchase up to 14,225,250 Shares of Common Stock,

Representative’s Warrants to Purchase up to 474,175 Shares of Common Stock,

and

Up to 14,699,425 Shares of Common Stock Issuable Upon Exercise of the Warrants and Representative’s Warrants

PROSPECTUS

January 13, 2026

Sole Book-Running Manager

Maxim Group LLC